Exhibit 2.1

Agreement and Plan of Merger

by and among

Medicine Man Technologies, Inc.,

a Nevada corporation,

Emerald Fields Merger Sub, LLC,

a Colorado limited liability company,

MCG, LLC,

a Colorado limited liability company,

the members of the company,

and

Donald Douglas Burkhalter and James Gulbrandsen,

in their capacity as member representatives

dated as of

November 15, 2021

Page

Article I Definitions	1

Article II The Merger	12
Section 2.01	The Merger	12
Section 2.02	Effective Time	12
Section 2.03	Effects of the Merger	12
Section 2.04	Organizational Documents	12
Section 2.05	Merger Consideration Adjustment	12
Section 2.06	Adjustment Procedures	13
Section 2.07	Conversion of Membership Interests	15
Section 2.08	Surrender and Payment	16
Section 2.09	Escrow Funds	16
Section 2.10	Tax Treatment	16
Section 2.11	Special Election Escrow Fund	16

Article III Closing	17
Section 3.01	Closing	17
Section 3.02	Closing Deliverables	17

Article IV Representations and warranties of the CompanY AND the MEMBERS	20
Section 4.01	Organization, Good Standing and Qualification of the Company	20
Section 4.02	Title to Membership Interests; Capitalization	20
Section 4.03	Authorization	20
Section 4.04	Non-Contravention; Consents	21
Section 4.05	Financial Statements	21
Section 4.06	Liabilities	22
Section 4.07	No Material Adverse Change	22
Section 4.08	Material Contracts	24
Section 4.09	Insurance Policies	25
Section 4.10	Taxes	26
Section 4.11	Assets	27
Section 4.12	Real Property	28
Section 4.13	Books and Records	29
Section 4.14	Actions; Governmental Orders	29
Section 4.15	Intellectual Property	29
Section 4.16	Benefit Plans	30
Section 4.17	Employees and Labor Matters	31
Section 4.18	Compliance with Applicable Laws	32
Section 4.19	Permits	33
Section 4.21	Vendors and Suppliers	33
Section 4.22	Intentionally Omitted.	33
Section 4.23	Related Party Agreements	34
Section 4.24	Data Privacy; PCI Compliance	34
Section 4.25	Product Liability	34
Section 4.26	Absence of Unlawful Payments	35
Section 4.27	Inventory	35
Section 4.28	Proceedings; Judgments	35
Section 4.29	Banking	35
Section 4.30	Brokers	35

i

(continued)

Section 4.31	Full Disclosure	35
Section 4.32	No Additional Representations	35

Article V Representations and warranties of parent and merger sub	36
Section 5.01	Organization, Good Standing and Qualification of Parent and Merger Sub	36
Section 5.02	Authorization	36
Section 5.03	No Conflicts; Consents	36
Section 5.04	No Prior Merger Sub Operations	36
Section 5.05	Brokers	36
Section 5.06	Legal Actions	36
Section 5.07	SEC Filings	37
Section 5.08	OTCQX	37
Section 5.09	Undisclosed Liabilities	37
Section 5.10	Absence of Certain Changes or Events	37
Section 5.11	Financial Capability	37
Section 5.12	Compliance with Applicable Laws	37

Article VI Covenants	38
Section 6.01	Conduct of the Company	38
Section 6.02	Preservation and Transition of Marijuana Product	38
Section 6.03	Notice of Certain Events	38
Section 6.04	Access to Information	39
Section 6.05	No Solicitation of Other Bids	39
Section 6.06	Governmental Approvals and Consents	40
Section 6.07	Closing Conditions	40
Section 6.08	Public Announcements	40
Section 6.09	Further Assurances	40
Section 6.10	Non-Competition and Non-Solicitation	40
Section 6.11	Supplement to Disclosure Schedules	42
Section 6.12	Knowledge of Breach	42

Article VII Tax matters	42
Section 7.01	Tax Covenants	42
Section 7.02	Termination of Existing Tax Sharing Agreements	42
Section 7.03	Tax Indemnification	42
Section 7.04	Tax Returns	43
Section 7.05	Straddle Period	43
Section 7.06	Contests	44
Section 7.07	Cooperation and Exchange of Information	44
Section 7.08	Tax Treatment of Indemnification Payments	44
Section 7.09	Payments to Parent	44
Section 7.10	Survival	44
Section 7.11	Overlap	44
Section 7.12	Amendment of Tax Returns	44
Section 7.13	Tax Refunds	44

Article VIII Conditions to closing	44
Section 8.01	Conditions to Obligations of All Parties	44
Section 8.02	Conditions to Obligations of Parent and Merger Sub	45
Section 8.03	Conditions to Obligations of the Company	45

Article IX Indemnification	46
Section 9.01	Survival	46
Section 9.02	Indemnification By the Members	46

ii

(continued)

Section 9.03	Indemnification By Parent and Merger Sub	46
Section 9.04	Certain Limitations	47
Section 9.05	Indemnification Procedures	47
Section 9.06	Payments; Indemnification Escrow Fund	49
Section 9.07	Tax Treatment of Indemnification Payments	49
Section 9.08	Effect of Investigation	50
Section 9.09	Exclusive Remedies	50

Article X Termination	50
Section 10.01	Termination	50
Section 10.02	Effect of Termination	51
Section 10.03	Break Up Fee	51

Article XI Miscellaneous	51
Section 11.01	Subject to Approval of the Colorado Marijuana Enforcement Division	51
Section 11.02	Expenses	51
Section 11.03	Notices	52
Section 11.04	Interpretation	52
Section 11.05	Headings	53
Section 11.06	Severability	53
Section 11.07	Entire Agreement	53
Section 11.08	Successors and Assigns	53
Section 11.09	No Third-Party Beneficiaries	53
Section 11.10	Amendment and Modification; Waiver	53
Section 11.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	53
Section 11.12	Specific Performance	54
Section 11.13	Member Representatives	54
Section 11.14	Counterparts	55
Section 11.15	Disclosure Schedules.	55

iii

(continued)

Exhibits

Exhibit A	Statement of Merger
Exhibit B	Estimated Closing Statement

Schedules

Schedule 1.01(a)	Licenses; Premises
Schedule 1.01(b)	Allocation Statement
Schedule 2.05(b)	Working Capital Pro Forma

Disclosure Schedules

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 15, 2021 (the “Effective Date”), is entered into by and among (i) Medicine Man Technologies, Inc., a Nevada corporation (“Parent”), (ii) Emerald Fields Merger Sub, LLC, a Colorado limited liability company (“Merger Sub”), (iii) MCG, LLC, a Colorado limited liability company (the “Company”), (iv) Donald Douglas Burkhalter and James Guldbrandsen, in their capacity as the Member Representatives (as defined below), and (v) the Members (as defined below). Parent, Merger Sub, the Company, the Member Representatives and the Members are each sometimes referred to herein as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Company is in the business of owning and operating certain retail marijuana dispensaries in the State of Colorado (the “Business”), pursuant to the licenses (each a “License” and, collectively, the “Licenses”) and at the locations (“Premises”) listed on Schedule 1.01(a);

WHEREAS, the Parties intend for Parent to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Merger Sub surviving such merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Members collectively own all of the issued and outstanding Equity Securities of the Company, as further described on the Allocation Schedule (as defined below), and constitute all of the members of the Company;

WHEREAS, the Members have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company, the Members, and the Company Subsidiaries, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the CLLCA (as defined below), as applicable;

WHEREAS, the board of directors of Parent and the manager of Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders and members, as applicable, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.06(c)(i).

“Acquisition Proposal” has the meaning set forth in Section 6.05(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Equity Securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” means the allocation schedule attached hereto as Schedule 1.01(b), to be delivered by the Member Representatives, setting forth the following information: (a) each Member’s name and mailing address; (b) the issued and outstanding Equity Securities of the Company owned by each Member; (c) each Member’s Pro Rata Percentage; (d) each Member’s percentage of Closing Merger Consideration; and (e) for each Member, the dollar amount of such Member’s Closing Merger Consideration.

“Ancillary Documents” means the exhibits, documents, instruments, certificates and agreements executed in connection with this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, order, rule, ordinance or decree enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the Effective Date, by any Governmental Authority that applies to such Person, its business and its properties; provided, however, the Parties hereby acknowledge that under United States federal law, and more specifically the Controlled Substances Act, the possession, use, cultivation, marketing and transfer of marijuana is illegal and that, notwithstanding anything to the contrary, with respect to state regulated marijuana business activities, “Law”, “law”, or “federal” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the laws, regulations, authority, agency, or jurisdiction of any state, local, municipal, or territory regarding such regulated marijuana business activities.

“Base Consideration” means an aggregate amount equal to $29,000,000 (subject to adjustment as provided herein).

“Basket” has the meaning set forth in Section 9.04(a).

“Bill of Sale” means a mutually agreeable form of Bill of Sale and Assignment and Assumption Agreement to be entered into by Merger Sub and 1508 Management LLC for the purchase of certain assets of 1508 Management LLC.

“Brand Partnership Agreement” means a mutually agreeable form of Brand Partnership Agreement to be entered into by Mission Holdings US, Inc. and Merger Sub.

“Break Up Fee” has the meaning set forth in Section 10.03.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are closed for business.

“Cap” has the meaning set forth in Section 9.04(a).

“Cash Consideration” means an aggregate amount in cash equal to $17,400,000.

“Cash Consideration Percentage” means the percentage of the Cash Consideration a Member is entitled to receive hereunder as provided in the Allocation Schedule.

2

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CLLCA” means the Colorado Limited Liability Company Act, under Colorado Revised Statutes Title 7, Article 80.

“Closing” has the meaning set forth in Section 3.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Stock Price” means the Stock Price on the Closing Date, provided, however, that for purposes of this Agreement, the Closing Date Stock Price shall not be (a) less than $1.520 or (b) greater than $2.534.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company as of 12:01 a.m. Mountain Time on the Closing Date.

“Closing Merger Consideration” means (a) the Cash Consideration and Stock Consideration, plus (b) the Estimated Adjustment Amount, plus (c) the Reimbursable Expenses, minus (d) the Indemnification Escrow Amount, minus (e) the Special Election Escrow Amount.

“Closing Non-Reimbursable Transaction Expenses Amount” means the aggregate amount of Transaction Expenses of the Company and the Members as of 12:01 a.m. Mountain Time on the Closing Date which are not Reimbursable Expenses pursuant to Section 11.02.

“Closing Target Adjustment Amount” means the dollar amount, which may be a negative or positive number, equal to the Closing Working Capital Adjustment Amount minus the Estimated Closing Working Capital Adjustment Amount.

“Closing Working Capital Adjustment Amount” means the dollar amount, which may be a negative or positive number, equal to the Closing Working Capital Amount minus the Working Capital Target.

“Closing Working Capital Amount” means the amount of the Working Capital of the Company as of 12:01 a.m. Mountain Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.16(a).

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or the Company Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Subsidiaries” has the meaning set forth in Section 4.02(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.04(a).

3

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controls” has the meaning set forth in Section 4.05(d).

“Current Assets” means, with respect to the Company, the cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from the Company’s Affiliates, directors, managers, employees, officers or members and any of their respective Affiliates, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means, with respect to the Company, the accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and the Members concurrently with the execution and delivery of this Agreement.

“Dollars or $”  means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.02.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, mortgage deed of trust, security interest, claim, lease, charge option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, storm water, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (g) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; and (j) the protection or preservation of public health or the Environment.

4

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest or unit, partnership, limited partnership or general partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means VAI, LLC dba Xcrow, a Colorado limited liability company.

“Escrow Agreement” means a mutually agreeable form of Escrow Agreement to be entered into by Parent, the Member Representatives and the Escrow Agent at the Closing.

“Estimated Adjustment Amount” means a dollar amount, which may be a negative or positive number, equal to the sum of (a) the Estimated Closing Working Capital Adjustment Amount, minus (b) the Estimated Closing Indebtedness Amount, and minus (c) the Estimated Closing Non-Reimbursable Transaction Expenses Amount.

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.05(b).

“Estimated Closing Non-Reimbursable Transaction Expenses Amount” has the meaning set forth in Section 2.05(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(b).

“Estimated Closing Working Capital Adjustment Amount” means a dollar amount, which may be a negative or positive number, equal to the sum of (a) the Estimated Closing Working Capital Amount minus (b) the Working Capital Target.

“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2.05(b).

“Final Adjustment Amount” means a dollar amount, which may be a negative or positive number, equal to the sum of (a) the Final Closing Target Adjustment Amount, minus (b) the Final Closing Indebtedness Adjustment Amount, minus (c) the Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount.

“Final Closing Indebtedness Adjustment Amount” means the Closing Indebtedness Amount, as deemed final, binding, and conclusive in accordance with Section 2.06.

“Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount” means the Closing Non-Reimbursable Transaction Expenses Amount, as deemed final, binding, and conclusive in accordance with Section 2.06

“Final Closing Target Adjustment Amount” means the Closing Target Adjustment Amount, as deemed final, binding, and conclusive in accordance with Section 2.06.

“Final Closing Working Capital Adjustment Amount” means the dollar amount, which may be a negative or positive number, equal to the sum of (a) Final Closing Working Capital Amount minus (b) the Estimated Closing Working Capital Amount.

5

“Final Closing Working Capital Amount” means the Closing Working Capital Amount, as deemed final, binding, and conclusive in accordance with Section 2.06.

“Financial Statements” has the meaning set forth in Section 4.05.

“Financing Failure” has the meaning set forth in Section 10.01(c)(iii).

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Government Person” has the meaning set forth in Section 4.24.

“Hazardous Materials” means: (a) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and the Occupational Safety and Health Act and their state counterparts, as each may be amended from time to time; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) medical waste, including infectious waste, non-infectious waste, and etiologic waste; and (f) any substance, material or waste regulated by any federal, state or local Governmental Authority because of its effect or potential effect on the environment, natural resources, protected species or public or worker health or safety.

“Immigration Laws” has the meaning set forth in Section 4.17(j).

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of the Closing Working Capital Amount), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means 8% of the Merger Consideration, which shall be comprised of 40% Parent Common Stock (calculated at a price per share equal to the Closing Date Stock Price) and 60% cash.

6

“Indemnification Escrow Fund” has the meaning set forth in Section 2.09.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Intellectual Property” means all intellectual property and proprietary rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Inventory” has the meaning set forth in Section 4.27.

“Knowledge of the Company” means, the actual knowledge of Donald Douglas Burkhalter and James Gulbrandsen, after reasonable due inquiry of their direct reports into the fact or matter represented or warranted that they would be expected to obtain in performing their roles in a reasonably diligent manner.

“Leased Property” has the meaning set forth in Section 4.12(a).

“Letter of Transmittal” has the meaning set forth in Section 2.08(a).

“Licenses” has the meaning set forth in the Recitals.

“Lock-Up Agreement” means a mutually agreeable form of Lock-Up Agreement to be entered into by each of the Members.

“Losses” means losses, damages, liabilities, deficiencies, Actions, Governmental Orders, interest, awards, penalties, fines, fees, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers or proceeds; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Manitou” means the City of Manitou Springs, Colorado.

“Manitou Code Amendment” means an amendment to Section 5.09.100 of the Manitou Springs Municipal Code, to, among other things, increase from two (2) to three (3) the number of medical marijuana centers and retail marijuana stores permitted to be licensed within the Manitou city limits.

7

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company taken as a whole, or (b) the ability of the Company or the Members to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Laws or accounting rules, including GAAP, or the enforcement, implementation or interpretation thereof; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vii) natural disasters, weather conditions (including climate change); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.08.

“Member(s)” means each Person identified under the column entitled “Members” on the Allocation Schedule.

“Member Indemnitees” has the meaning set forth in Section 9.03.

“Member Representatives” has the meaning set forth in Section 11.13(a).

“Member Representative Expense Account” has the meaning set forth in Section 11.13(e).

“Member Representative Expense Amount” means $200,000.

“Membership Interests” means the membership interests of the Company.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Cash Consideration plus (b) the Stock Consideration, subject to adjustment as provided herein.

“Merger Sub” has the meaning set forth in the preamble.

“Objection Notice” has the meaning set forth in Section 2.06(b).

“Open to the Public” or “Opens to the Public” means the date the first legal sale of marijuana product to an unaffiliated member of the public takes place at a new medical marijuana center and retail marijuana store located in Manitou that opens after the Effective Date under the Manitou Code Amendment after having been granted all requisite State of Colorado and Manitou licenses, permits and approvals.

“Organizational Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, limited liability company agreement, or company agreement; (e) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the entity; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity; and (g) any amendment, restatement or supplement to any of the foregoing.

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“Outside Date” has the meaning set forth in Section 2.11.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock of Parent that trades on the OTCQX.

“Parent Indemnitees” has the meaning set forth in Section 9.02.

“Parent Proposed Calculation” has the meaning set forth in Section 9.02.

“Parent SEC Documents” has the meaning set forth in Section 5.07.

“PCI Requirements” has the meaning set forth in Section 4.24(b).

“Permits” means all permits, licenses (including the Licenses), franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permittable Encumbrances” means (a) statutory Encumbrances for Taxes (i) which have been accrued but are not yet due or (ii) that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established; (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialism incurred in the ordinary course of business consistent with past practices for sums not yet due; (c) Encumbrances incurred or deposits made in the ordinary course of business consistent with past practices in connection with workers’ compensation, unemployment insurance and other types of social security; and (d) rights of licensors and lessors of any tangible personal property which are subject to license or lease as disclosed in this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” has the meaning set forth in Section 4.24(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Premises” has the meaning set forth in the recitals.

“Pro Rata Percentages” means, with respect to each Member, the percentage opposite such Member’s name set forth on the Allocation Schedule under the heading “Pro Rata Percentage”, which percentage represents such Member’s percentage ownership interest of the Equity Securities of the Company.

“Product” has the meaning set forth in Section 4.25.

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“Real Estate Purchase Agreement” means a mutually agreeable form of Contract to Buy and Sell Real Estate to be entered into by Parent and Manitou Springs Real Estate Development, LLC for the purchase of the Real Property located at 27 Manitou Ave., Manitou Springs, CO.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reimbursable” means those Transaction Expenses which the Parent agrees to reimburse Company, the Members and their Affiliates pursuant to Section 11.02.

“Reimbursable Expenses” has the meaning set forth in Section 11.02.

“Related Party” has the meaning set forth in Section 4.23.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, contractors, consultants, advisors, counsel, accountants and other agents and representatives of such Person.

“Restricted Area” has the meaning set forth in Section 6.10(b)(i).

“Restricted Period” has the meaning set forth in Section 6.10(b).

“Schedule Supplement” has the meaning set forth in Section 6.11.

“SEC” means the United States Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Securities Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Special Election” means the Manitou special mail ballot election, to be held on January 18, 2022, pursuant to which voters in Manitou will vote on whether to approve the Manitou Code Amendment.

“Special Election Escrow Amount” means $4,500,000 of the Merger Consideration, which shall be comprised of $2,700,000 of cash and the aggregate number or shares of Parent Common Stok equal to $1,800,000 divided by the Closing Date Stock Price.

“Special Election Escrow Fund”  has the meaning set forth in Section 2.09.

“Special Member’s Account” has the meaning set forth in Section 11.13(e).

“Special Member’s Agreement” has the meaning set forth in Section 11.13(e).

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“Special Member’s Amount” means $1,200,000.

“Statement of Merger” has the meaning set forth in Section 2.02.

“Stock Consideration” means the aggregate number of shares of Parent Common Stock equal to 40% of the Base Consideration (subject to adjustment as provided in Section 2.05) divided by the Closing Date Stock Price.

“Stock Consideration Percentage” means the percentage of Stock Consideration a Member is entitled to receive hereunder as provided in the Allocation Schedule.

“Stock Price” means for a given date, the dollar amount equal to the average of the volume-weighted average closing prices of Parent Common Stock on the OTCQX (or any successor market or exchange) for the 30 Trading Days immediately preceding such date as reported by Bloomberg L.P. (or its successor).

“Straddle Period” has the meaning set forth in Section 7.05.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Surviving Company” has the meaning set forth in Section 2.01.

“Taxes” means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Trading Day” means any day on which Parent Common Stock is available for trading on the OTCQX (or any successor market or exchange).

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“Transaction Expenses” means any payment that is due and payable, or will become due and payable, by the Company or any Member or their respective Affiliates and Representatives upon, or as a result of, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents including, without limitation, (a) all fees and expenses incurred by the Company, the Members and any of their respective Affiliates and Representatives at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, and (b) any payments to any current or former officer, director, manager, employee, consultant or independent contractor of the Company pursuant to any plan or arrangement, whether written or not, with the Company or any Member in effect prior to the Closing, together with the employer portion of any applicable payroll Taxes for which the Company or any Member is liable with respect to such payment or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Company or any Member in effect prior to the Closing Date in respect thereof.

“Working Capital” means a dollar amount equal to (a) the Current Assets minus (b) the Current Liabilities, calculated in accordance with GAAP and consistent with the calculation of Working Capital on Schedule 2.05(b).

“Working Capital Target” means an amount equal to $594,539.

Article II
The Merger

Section 2.01            The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CLLCA, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of the Company will cease and Merger Sub will continue its existence under the CLLCA as the Surviving Company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 2.02            Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a statement of merger in the form attached hereto as Exhibit A (the “Statement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the CLLCA. The Merger shall become effective at such time as the Statement of Merger has been duly filed with the Secretary of State of the State of Colorado or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Statement of Merger in accordance with the CLLCA (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 2.03            Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.04            Organizational Documents. At the Effective Time, (a) the articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by Applicable Law, and (b) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of organization of the Surviving Company or as provided by Applicable Law; provided, however, in each case, that the name of the company set forth therein shall be changed to the name of the Company.

Section 2.05            Merger Consideration Adjustment.

(a)                General. The Merger Consideration shall be subject to adjustment at the Closing, and the Closing Merger Consideration shall also be subject to adjustment following the Closing, in each case, in accordance with this Section 2.05 and Section 2.06.

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(b)                Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Mountain Time) on the date that is three Business Days prior to the Closing Date, the Member Representatives shall deliver to Parent: (i) an estimated balance sheet of the Company as of 12:01 a.m. Mountain Time on the Closing Date; and (ii) a statement (the “Estimated Closing Statement”), in the format attached hereto as Exhibit B, of the Merger Consideration adjusted for (A) the Member Representatives’ good faith estimate of the Closing Working Capital Amount (such estimate, the “Estimated Closing Working Capital Amount”), presented in a manner consistent with the pro forma example attached hereto as Schedule 2.05(b) and prepared in accordance with GAAP; (B) the Estimated Closing Working Capital Adjustment Amount, (C) the Member Representatives’ good faith calculation of the Closing Indebtedness Amount (such estimate, the “Estimated Closing Indebtedness Amount”); (D) the Member Representatives’ good faith calculation of the Closing Non-Reimbursable Transaction Expenses Amount (such estimate, the “Estimated Closing Non-Reimbursable Transaction Expenses Amount”), (E) the Member Representatives’ good faith calculation of the Closing Merger Consideration payable to each Member in accordance with the terms hereof; (F) the Allocation Schedule; and (G) bank wire instructions for, and the aggregate amount due to, each Person entitled to any payment at the Closing pursuant to Section 3.02, in each case, which will be accompanied by reasonably detailed supporting calculations and documentation.

(c)                Post-Closing Adjustment. After the Closing:

(i)                 if the Final Adjustment Amount is greater than $59,453.90, then, within five Business Days following the determination of the Final Adjustment Amount in accordance with Section 2.06, Parent shall (or shall cause the Surviving Company to) deliver to each Member, in accordance with such Member’s Pro Rata Percentage, the Final Adjustment Amount by (A) wire transfer of immediately available funds to the account or accounts designated in writing by the Members, in a dollar amount equal to 60% of such Member’s Cash Consideration Percentage of the Final Adjustment Amount, and (B) delivery of stock certificates for an amount of shares of Parent Common Stock equal to 40% of such Member’s Stock Consideration Percentage of the Final Adjustment Amount divided by the Closing Date Stock Price;

(ii)               if the Final Adjustment Amount is less than $59,453.90, then, within five Business Days following the determination of the Final Adjustment Amount in accordance with Section 2.06, the Members shall deliver, in accordance with each Member’s Pro Rata Percentage, the Final Adjustment Amount by (A) wire transfer of immediately available funds to the account or accounts designated in writing by the Members, in a dollar amount equal to 60% of such Member’s Cash Consideration Percentage of the Final Adjustment Amount, and (B) surrender stock certificates for an amount of shares of Parent Common Stock equal to 40% of such Member’s Stock Consideration Percentage of the Final Adjustment Amount divided by the Closing Date Stock Price.

(d)                Acknowledgement. The Parties agree that the purpose of determining the Final Adjustment Amount and the adjustment to the Closing Merger Consideration and the ultimate Merger Consideration contemplated by this Section 2.05 is to measure differences between the Estimated Adjustment Amount and the Final Adjustment Amount, and the adjustment procedures set forth in this Section 2.05 and Section 2.06 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining such amounts. The Parties further agree that any payment by Parent pursuant to this Section 2.05 shall be treated for Tax purposes as an addition to the Merger Consideration to the extent permitted by Applicable Law, and that any payment by the Members pursuant to this Section 2.05 shall be treated for Tax purposes as a reduction of the Merger Consideration to the extent permitted by Applicable Law.

Section 2.06            Adjustment Procedures.

(a)                Preparation of Closing Balance Sheet. No later than 60 days after the Closing Date (or such later date as Parent and the Member Representatives agree in writing), Parent will create a balance sheet of the Company as of the Closing (the “Closing Balance Sheet”), prepared in accordance with GAAP and presented in a manner consistent with Schedule 2.05(b), to be delivered to the Member Representatives, together with Parent’s calculations (each, a “Parent Proposed Calculation”) of the (i) Closing Working Capital Amount, (ii) Closing Working Capital Adjustment Amount, (iii) Closing Target Adjustment Amount, (iv) Closing Indebtedness Amount, and (v) Closing Merger Consideration based on such amounts.

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(b)                Disagreement by Member Representatives. If the Member Representatives disagree with Parent’s proposed Closing Balance Sheet or the calculation of all or any portion of a Parent Proposed Calculation, the Member Representatives may, within 30 days after receipt of the documents referred to in Section 2.06(a), deliver a notice to Parent disagreeing with such calculation, setting forth the Member Representatives’ objection to such Closing Balance Sheet and/or Parent Proposed Calculation, describing in reasonable detail the reasons for its dispute and specifying those items or amounts as to which the Member Representatives disagree, and the Member Representatives’ calculation thereof (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which the Member Representatives disagree, and the Member Representatives shall be deemed to have agreed with all other items and amounts contained in such Closing Balance Sheet and/or Parent Proposed Calculation delivered by Parent pursuant to Section 2.06(a). If the Member Representatives fail to deliver an Objection Notice during such 30-day period, each Parent Proposed Calculation determined by Parent and delivered to the Member Representatives in accordance with Section 2.06(a) shall be deemed final, binding, and conclusive for purposes of this Agreement, and shall constitute the “Final Closing Working Capital Amount”, the “Final Closing Working Capital Adjustment Amount”, the “Final Closing Target Adjustment Amount”, the “Final Closing Non-Reimbursable Indebtedness Adjustment Amount”, the “Final Closing Transaction Expenses Adjustment Amount” and/or the “Final Adjustment Amount”, as applicable.

(c)                Dispute Resolution.

(i)                 If the Member Representatives timely deliver to Parent an Objection Notice in accordance with Section 2.06(b), the Member Representatives and Parent shall, during the 30 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Final Closing Working Capital Amount, the Final Closing Working Capital Adjustment Amount, the Final Closing Non-Reimbursable Target Adjustment Amount, the Final Closing Indebtedness Adjustment Amount, the Final Closing Transaction Expenses Adjustment Amount and the Final Adjustment Amount, which amounts shall each not be more than the amount shown in Parent’s calculation thereof delivered pursuant to Section 2.06(a) nor less than the amount shown in the Member Representatives’ calculation thereof delivered pursuant to Section 2.06(b). If, during such 30-day period, the Member Representatives and Parent agree as to the Final Closing Working Capital Amount, the Final Closing Working Capital Adjustment Amount, the Final Closing Target Adjustment Amount, the Final Closing Indebtedness Adjustment Amount, the Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount and/or the Final Adjustment Amount, then the Member Representatives and Parent shall execute a written acknowledgement of such amounts, which shall constitute the “Final Closing Working Capital Amount”, the “Final Closing Working Capital Adjustment Amount”, the “Final Closing Target Adjustment Amount”, the “Final Closing Indebtedness Adjustment Amount”, the “Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount” and/or the “Final Adjustment Amount”, as applicable, and shall be deemed final, binding and conclusive on the Parties for purposes of this Agreement. If, during such period, the Member Representatives and Parent are unable to reach agreement on all or any such items or amounts, then the items or amounts that remain in dispute shall be resolved by a commercially reputable firm of independent accountants with cannabis industry expertise having no material relationship with any Party and reasonably acceptable to both the Member Representatives and Parent (the “Accounting Referee”).

(ii)               Within 10 days of the retention of the Accounting Referee, Parent and the Member Representatives shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it: (A) shall act as an expert in accounting, and not as arbitrator, to resolve, in accordance with GAAP as in effect on the Closing Date and presented in a manner consistent with Schedule 2.05(b), only the matters specified in any timely delivered Objection Notice that remain in dispute; (B) shall adjust the Parent Proposed Calculation based thereon to reflect such resolution; (C) may not determine the Final Closing Working Capital Amount, the Final Closing Working Capital Adjustment Amount, the Final Closing Target Adjustment Amount, the Final Closing Indebtedness Adjustment Amount, the Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount or the Final Adjustment Amount, as applicable, in excess of the highest amount thereof claimed by the Member Representatives or Parent or less than the lowest amount thereof claimed by the Member Representatives or Parent, in each case, as applicable; and (D) shall deliver to Parent and the Member Representatives, as promptly as practicable and in any event within 30 days following the submission of the matters that remain in dispute to the Accounting Referee for resolution, a written report setting forth the Accounting Referee’s determination of the Final Closing Working Capital Amount, the Final Closing Working Capital Adjustment Amount, the Final Closing Target Adjustment Amount, the Final Closing Indebtedness Adjustment Amount, the Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount and the Final Adjustment Amount, as applicable, which report shall include a worksheet setting forth all material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee in accordance with Section 2.06(c)(iii). The Parties acknowledge and agree that, if any dispute is submitted to the Accounting Referee pursuant to this Section 2.06(b), the Final Closing Working Capital Amount, the Final Closing Working Capital Adjustment Amount, the Final Closing Target Adjustment Amount, the Final Closing Indebtedness Adjustment Amount, the Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount and/or the Final Adjustment Amount, as determined by the Accounting Referee, shall, absent manifest error, constitute the “Final Closing Working Capital Amount”, the “Final Closing Working Capital Adjustment Amount”, the “Final Closing Target Adjustment Amount”, the “Final Closing Indebtedness Adjustment Amount”, the “Final Closing Non-Reimbursable Transaction Expenses Adjustment Amount” and/or the “Final Adjustment Amount”, respectively, and be final, binding, and conclusive on the Parties for purposes of this Agreement.

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(iii)             If requested by the Accounting Referee, Parent and the Member Representatives agree to execute a reasonable engagement letter. Each Party will bear its own costs and expenses in connection with the resolution of such disputed items by the Accounting Referee, and the fees and expenses of the Accounting Referee incurred pursuant to this Section 2.06(c)(iii) shall be borne by Parent, on one hand, and the Member Representatives (on behalf of the Members according to their Pro Rata Percentages), on the other, as determined by the Accounting Referee based on the inverse of the percentage that the Accounting Referee’s determination (before such allocation) bears to the total amount of the disputed items. For purposes of illustration only, if the disputed items are $100 and if the final written determination of the Accounting Referee states that $80 of the disputed items are resolved in Parent’s favor and $20 of the disputed items are resolved in the Members’ favor, Parent would bear 20% of the Accounting Referee’s fees and expenses, on one hand, and the Members would bear 80% of such fees and expenses, on the other. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Parent and 50% from the Member Representatives Expense Amount.

(d)                Cooperation. The Member Representatives and Parent will reasonably cooperate and assist as and if requested by Parent or the Member Representatives, as applicable, in the preparation of the Closing Balance Sheet and the calculation of the Final Adjustment Amount and in the conduct of the audits and reviews referred to in this Section 2.06, including Parent making available to the Member Representatives and their accountants and advisors, the books, records, work papers and personnel of Parent and its accountants (other than privileged documents and other documents restricted by Applicable Law, and subject to the terms of the Confidentiality Agreement) to the extent the Member Representatives deem necessary for the purposes of reviewing the Closing Balance Sheet and Parent Proposed Calculation and/or to prepare an Objection Notice. Notwithstanding any unresolved dispute pending between Parent and the Member Representatives pursuant to Section 2.06(a) regarding the Final Adjustment Amount, to the extent that Parent and the Member Representatives agree on portions of the Final Adjustment Amount, such that some amount is known to be owed from one Party to one or more other Parties, the Members and Parent agree to pay, pursuant to Section 2.06(a), without reservation or delay, any amounts that are not the subject of a good-faith dispute pursuant to Section 2.06(b), net of any amounts that are subject to good-faith dispute and would be due to such Person if such dispute were resolved in such Person’s favor.

(e)                Accounting Changes. Following the Closing, Parent shall not take, or permit the Surviving Company to take, any action with respect to the accounting books and records of the Surviving Company, or the items reflected thereon, on which the Closing Balance Sheet is to be based, that is inconsistent with the Company’s past practices to the extent such actions would materially impede or affect the calculation of the Closing Working Capital Amount in accordance with GAAP and in a manner consistent with Schedule 2.05(b), and any such actions in violation of this Section 2.06(e) shall not be given effect for purposes of determining the Closing Working Capital Amount.

Section 2.07            Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Member or any holder of membership interests of Merger Sub, all Membership Interests issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) a portion of the Cash Consideration in accordance with Section 3.02(b) which shall be payable in cash (without interest), and (B) a portion of the Stock Consideration in accordance with Section 3.02(b).

(a)                All such Membership Interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Membership Interests shall cease to have any rights with respect thereto, except the right to receive the relevant portion of the Merger Consideration pursuant this Article II and Article III.

(b)                Each unit of membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one unit of Membership Interests of the Surviving Company.

(c)                No certificates representing fractional shares of Parent Common Stock shall be issued upon the conversion of Membership Interests pursuant to Section 2.07. Any calculation of shares of Parent Common Stock to be received by a Member pursuant to this Agreement shall be rounded down to the nearest whole number.

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Section 2.08            Surrender and Payment.

(a)                Upon the delivery to Parent of a letter of transmittal mutually agreeable to Parent and the Company (the “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the Member for which such Letter of Transmittal is associated shall be entitled to receive in exchange thereof the then-applicable portion of the Merger Consideration, as determined by Section 2.07, after giving effect to any Tax withholdings or deductions required by Applicable Law.

(b)                Parent or the Surviving Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person who was a Member immediately prior to the Effective Time such amounts as the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Applicable Law. To the extent that amounts are so withheld by Parent or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Members in respect of which or whom such deduction and withholding was made by Parent or the Surviving Company.

(c)                All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Membership Interests, and from and after the Effective Time, there shall be no further creation or transfers of Membership Interests on the books of the Surviving Company. If, after the Effective Time, Membership Interests are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in Article II and Article III and elsewhere in this Agreement.

Section 2.09            Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent (a) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Members set forth in this Agreement and the obligations pursuant to Section 7.03 and Section 9.02, and (b) the Special Election Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Special Election Escrow Fund”), to be held pursuant to Section 2.11. In the event of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or other reorganization of Parent, the Parties agree that there shall be an adjustment to or substitution for the Parent Common Stock held with the Escrow Agent such shares of stock, other Equity Security and/or other property that may be received on account of or in exchange for the Parent Common Stock deposited with the Escrow Agent.

Section 2.10            Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Company and Parent shall use its reasonable best efforts to cause the Merger to qualify, and subject to the terms of this Agreement, not knowingly take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Parent makes no representations or warranties to the Company or to any Member or holder of Equity Securities of the Company regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Member or holder of Equity Securities of the Company of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Equity Securities of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

Section 2.11            Special Election Escrow Fund.

(a)                If the Manitou voters approve the Manitou Code Amendment in the Special Election and a new medical marijuana center and retail marijuana store located in Manitou Opens to the Public before 11:59pm MT on the earlier of (i) January 18, 2024, or (ii) two (2) years from the date of the Closing (the “Outside Date”) pursuant to the Escrow Agreement, the Escrow Agent shall disburse the Special Election Escrow Fund to Parent within five (5) Business Days of the opening of such new medical marijuana center and retail marijuana store located in Manitou.

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(b)                If the Manitou voters approve the Manitou Code Amendment in the Special Election, but the Manitou city council does not approve a conditional use permit for a new medical marijuana center and retail marijuana store located in Manitou, pursuant to the Escrow Agreement, the Escrow Agent shall disburse all of the Special Election Escrow Fund to the Members within five (5) Business Days of the earlier of (i) the date on which all appeal rights for denial of such conditional use permit are exhausted, or (ii) the Outside Date.

(c)                If the Manitou voters reject the Manitou Code Amendment in the Special Election, pursuant to the Escrow Agreement, the Escrow Agent shall disburse all of the Special Election Escrow Fund to the Members within five (5) Business Days of the final certification of the results of the Special Election.

(d)                If the Manitou voters approve the Manitou Code Amendment in the Special Election, but a new medical marijuana center and retail marijuana store does not Open to the Public by the Outside Date for any reason, the Escrow Agent shall disburse all of the Special Election Escrow Fund to the Members within five (5) business days of the Outside Date.

(e)                The Parties intend that if the Manitou Code Amendment passes in the Special Election and a new medical marijuana center and retail marijuana store located in Manitou Opens to the Public by the Outside Date, Parent’s receipt of the Special Election Escrow Fund pursuant to Section 2.11(a) above shall be liquidated damages that constitute compensation, and not a penalty. Parent and the Company acknowledge and agree that the harm caused to Parent by the occurrence of such events would be very difficult or impossible to accurately estimate, and that the disbursal to Parent of the Special Election Escrow Fund pursuant to Section 2.11(a) is a reasonable estimate of the anticipated or actual harm that might arise from the occurrence of such events. The disbursal to Parent of the Special Election Escrow Fund pursuant to Section 2.11(a) shall be the Company’s sole liability and entire obligation and Parent’s exclusive remedy for such events.

Article III
Closing

Section 3.01            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger shall be consummated by the exchange of signatures by facsimile or other electronic transmission (the “Closing”) within two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or at such other time or on such other date as the Member Representatives and Parent mutually agree upon in writing (such day and time on which the Closing takes place being the “Closing Date”). Irrespective of the time of day that the Merger is actually consummated on the Closing Date, the Closing shall be deemed to occur at 12:01 a.m. (Mountain Time) on the Closing Date.

Section 3.02            Closing Deliverables.

(a)                At or prior to the Closing, the Member Representatives shall deliver, or cause to be delivered, to Parent the following:

(i)                 the Statement of Merger, duly executed by the Company;

(ii)               the Escrow Agreement, duly executed by the Member Representatives;

(iii)              a general release in form and substance reasonably satisfactory to Parent, executed by each Member;

(iv)              the Brand Partnership Agreement, executed by Mission Holdings US, Inc.;

(v)                the Real Estate Purchase Agreement, executed by Manitou Springs Real Estate Development, LLC;

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(vi)              the Bill of Sale, executed by 1508 Management LLC;

(vii)            the Lock-Up Agreement, executed by each of the Members;

(viii)          copies of all filings, notices and consents disclosed, or required to be disclosed, pursuant to Section 4.04, which filings, notices and consents shall be in full force and effect as of the Closing Date;

(ix)              the minute books of the Company containing all minutes of the meetings, including written consents in lieu of meetings, of the managers and the members, the Organizational Documents and the Equity Securities record books;

(x)                a certificate executed by the Secretary (or similar officer) of the Company, dated as of the Closing Date, certifying as to and, where applicable, attaching certified copies of, (A) the resolutions duly adopted by the managers and members of the Company authorizing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, (B) the Organizational Documents of the Company, each as in effect as of the Closing, and (C) the name, title, incumbency and signatures of the managers or officers of the Company authorized to execute this Agreement and the Ancillary Documents on behalf of the Company;

(xi)              written resignations, effective as of the Closing Date, of the managers and officers of the Company as Parent shall identify prior to the Closing, in a form reasonably satisfactory to Parent;

(xii)            a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(xiii)          a good standing certificate for the Company issued as of a date not more than 10 days prior to the Closing Date from the Secretary of State of the State of Colorado;

(xiv)          the Allocation Schedule;

(xv)            at least three Business Days prior to the Closing, the Estimated Closing Statement;

(xvi)          a Letter of Transmittal, duly executed by each Member;

(xvii)         payoff letters for each holder of the Company’s Indebtedness, in a form reasonably satisfactory to Parent;

(xviii)       evidence reasonably satisfactory to Parent that all Encumbrances on the Equity Securities and the assets of the Company have been released and completed copies of UCC-3 termination statements related to such Encumbrances filed;

(xix)          evidence reasonably satisfactory to Parent that all Transaction Expenses of the Company and the Members have been paid in full prior to the Closing or will be paid in full at the Closing;

(xx)            an affidavit in the form and substance required in Treasury Regulation Section 1.1445-2(b), under penalties of perjury, dated as of the Closing Date, certifying that no Member is a “foreign person” within Section 1445 of the Code, in a form reasonably satisfactory to Parent; and

(xxi)          such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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(b)                At the Closing, Parent shall deliver to the Member Representatives (or such other Person as may be specified herein) the following:

(i)               the Statement of Merger, duly executed by Merger Sub;

(ii)              the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(iii)             the Closing Merger Consideration, as follows:

(A)              the Indemnification Escrow Amount to the Escrow Agent by (x) wire transfer of immediately available funds and (y) delivery of stock certificates of Parent Common Stock for deposit in the Indemnification Escrow Fund, in each case, for deposit in the Indemnification Escrow Fund in accordance with the terms of the Escrow Agreement;

(B)              the Special Election Escrow Amount to the Escrow Agent by delivery of stock certificates of Parent Common Stock for deposit in the Special Election Escrow Fund in accordance with the terms of the Escrow Agreement;

(C)              the Estimated Closing Indebtedness Amount, by wire transfer or wire transfers of immediately available funds to such holders of outstanding Indebtedness as set forth on the Estimated Closing Statement;

(D)              the Estimated Closing Non-Reimbursable Transaction Expense Amount by wire transfer or wire transfers of immediately available funds to such third parties for Transaction Expenses as set forth on the Estimated Closing Statement;

(E)               the amount of the Reimbursable Expenses by wire transfer or wire transfers of immediately available funds to the Company or third parties designated by the Company;

(F)               the Member Representative Expense Amount by wire transfer of immediately available funds for deposit in an account designed in writing by the Member Representatives;

(G)              the Cash Consideration, as adjusted pursuant to Section 2.05(b), and in accordance with the Allocation Schedule;

(H)              the Stock Consideration, as adjusted pursuant to Section 2.05(b), and in accordance with the Allocation Schedule; and

(I)                 the Special Member’s Amount by wire transfer of immediately available funds for deposit in an account designed in writing by the Member Representatives.

(iv)              a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(v)                the Real Estate Purchase Agreement executed by Parent;

(vi)              the Brand Partnership Agreement executed by Merger Sub;

(vii)             the Bill of Sale executed by Merger Sub; and

(viii)           such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Article IV
Representations and warranties of the CompanY AND the MEMBERS

Except as set forth in the Disclosure Schedules, the Company and Members, jointly and severally except as otherwise set forth in Sections 4.02(a) and 4.03, represent and warrant to Parent that the statements contained in this Article IV are accurate and complete as of the Effective Date and will be accurate and complete as of the Closing (except to the extent that any such statement speaks as of a specific date, in which case, such statement shall continue to have been accurate and complete as of such date).

Section 4.01            Organization, Good Standing and Qualification of the Company. The Company (a) is an limited liability company, validly existing and in good standing under the laws of the State of Colorado (b) has all requisite power and authority to carry on its business as now being conducted, and (c) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification.

Section 4.02            Title to Membership Interests; Capitalization.

(a)                The Members are the sole and exclusive record and beneficial owners of, and hold good and valid title free and clear of any and all Encumbrances to, the Membership Interests. As of the Closing Date, the Members have the power and authority to sell, transfer, assign and deliver the Membership Interests as provided in this Agreement, and such delivery will convey to Parent good and valid title to the Membership Interests, free and clear of any and all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, good and valid title to the Membership Interests will pass to Parent, free and clear of any and all Encumbrances. The representations in this Section 4.02(a) are made by the Members for themselves only and not jointly with the Company and the other Members.

(b)                Section 4.02(b) of the Disclosure Schedules accurately and completely sets forth for the Company (i) each class and series of Equity Securities of the Company, (ii) the aggregate number of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of Equity Securities of each such class and series of Equity Securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Other than the Equity Securities set forth on Section 4.02(b) of the Disclosure Schedules, there are no Equity Securities of the Company that are issued, reserved for issuance or outstanding or convertible or exchangeable into Equity Securities of the Company. Except as set forth in Section 4.02(b) of the Disclosure Schedules, there are no accrued but unpaid dividends in respect of any Equity Securities of the Company. All outstanding Equity Securities of the Company have been duly authorized and validly issued, fully paid and nonassessable. No Equity Securities of the Company are subject to, issued or held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

(c)                Section 4.02(c) of the Disclosure Schedules sets forth an accurate and complete list of each Subsidiary of the Company (collectively, the “Company Subsidiaries”). Other than the Company Subsidiaries, the Company does not have any Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 4.03            Authorization. All action on the part of the Company and the Members necessary for the authorization, execution, delivery and performance of this Agreement and the Ancillary Documents have been taken by the Company and the Members, respectively. The Company and the Members have the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents, when duly executed and delivered in accordance with their terms, will constitute a valid and binding obligation of the Company and the Members, as applicable, enforceable against the Company and the Members, respectively, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. The representations in this Section 4.03 applicable to the Members are made by the Members for themselves only and not jointly with the Company and the other Members.

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Section 4.04            Non-Contravention; Consents.

(a)                Neither the execution and delivery by the Company or any Member of this Agreement or any of the other Ancillary Documents, nor the consummation or performance by the Company and the Members of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

(i)                contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Documents or to exercise any remedy or obtain any relief under, any Applicable Law or any Governmental Order to which the Company or any Member is subject;

(ii)               cause the Company to become subject to any material Loss;

(iii)             contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or any employee of the Company except for the requisite Colorado Marijuana Enforcement Division and local governmental approvals necessary to consummate the transactions contemplated hereby;

(iv)              contravene, conflict with or result in a violation or breach of, or result in a default under, any of the terms or requirements of any Contract, result in a loss of rights or benefits under any Contract, or give any Person the right to (A) declare a default or exercise any remedy under any Contract, (B) accelerate the maturity or performance of any Contract or (C) cancel, terminate or modify any Contract;

(v)                contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Organizational Documents of the Company; or

(vi)              result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of the Company.

(b)                Section 4.04 of the Disclosure Schedules qualifies the representations set forth in Section 4.04(a) and sets forth an accurate and complete list of (i) each filing the Company or any Member is or will be required to make, (ii) each notice the Company or any Member is or will be required to give and (iii) each consent, approval, license, order or authorization the Company or any Member is or will be required to obtain from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and each of the other Ancillary Documents and the consummation and performance of the transactions contemplated hereby or thereby.

Section 4.05            Financial Statements.

(a)                The Company has delivered to Parent (i) the audited balance sheet of the Company as of December 31, 2019, (ii) the unaudited balance sheet of the Company as of December 31, 2020, and (iii) the interim balance sheet (the “Interim Balance Sheet”) for the 7-month period ending July 31, 2021, together with the related unaudited statements of income, statement of members’ equity and statement of cash flows, for the periods then ended (clauses (i), (ii) and (iii), collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company and fairly represent the financial position of the Company and the results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case, in conformity with GAAP except as indicated on Section 4.05(a) of the Disclosure Schedules; provided, however, that the Interim Balance Sheet is subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other customary year-end presentation items. Except as, and to the extent reflected or reserved against in the Financial Statements, the Company, as of the date of the Financial Statements, has no liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements, other than liabilities or obligations which are not required to be reflected or reserved against by GAAP. As of the Closing, the Company represents that there have been no material adverse changes in the financial condition or other operations, Business, properties or assets of the Company from that reflected in the Interim Balance Sheet made available to Parent pursuant to this Agreement.

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(b)                Section 4.05(b) of the Disclosure Schedules sets forth an accurate and complete aging of all accounts payable of the Company as of September 28, 2021. Since December 31, 2020, all accounts payable of the Company have been incurred in the ordinary course of business and the Company has paid its accounts payable in a consistent and timely manner and has not altered any of its practices, policies or procedures in paying its accounts payable. No instance has occurred since December 31, 2020 where the Company took any action with regard to any account payable outside of the ordinary course of business.

(c)                Section 4.05(c) of the Disclosure Schedules sets forth an accurate and complete aging of all accounts receivable of the Company as of September 28, 2021. Except as set forth on Section 4.05(b) of the Disclosure Schedules, all accounts receivable of the Company have arisen in the ordinary course of business, are valid and enforceable claims, are current, and, to the Knowledge of the Company, collectible and not subject to any valid defense, offset or counterclaim.

(d)                The Company has in place, and has adhered to, systems and processes designed to: (i) provide reasonable assurances regarding the reliability of the Financial Statements; and (ii) in a timely manner accumulate and communicate to Company’s senior management the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). To the Knowledge of Company, the Company’s accountants have not identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements that has not been resolved. There have been no instances of fraud that occurred during any period covered by the Financial Statements.

Section 4.06            Liabilities. The Company does not have any liabilities, except for (a) liabilities specifically identified on the Interim Balance Sheet, (b) accounts payable that are reflected as Current Liabilities on the Closing Balance Sheet, (c) liabilities relating to the performance under Contracts that have not yet been fully performed and under which the Company is not in breach or default, or (d) other liabilities incurred after the ending period of the Interim Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, materially greater in amount than past practices.

Section 4.07            No Material Adverse Change. Except as set forth in Section 4.07 of the Disclosure Schedules, since the date of the Interim Balance Sheet, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                amendment of the Organizational Documents of the Company;

(c)                issuance, sale or other disposition of any of its Equity Securities or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities;

(d)                declaration or payment of any dividends or distributions on or in respect of any of its Equity Securities or redemption, purchase or acquisition of its Equity Securities;

(e)                 change in any method of accounting or accounting practice of the Company;

(f)                 change in any of the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)                entry into any Contract that would constitute a Material Contract;

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(h)                incurrence, assumption or guarantee of any Indebtedness;

(i)                 transfer, assignment, sale or other disposition of any of the assets of the Company or cancellation of any debts or entitlements;

(j)                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)                damage, destruction or loss (whether or not covered by insurance) to its property, in excess of $50,000;

(l)                 any capital investment in, or any loan to, any other Person;

(m)              acceleration, modification or amendment to, or termination or cancellation of, any Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n)                any capital expenditures in excess of $50,000;

(o)                imposition of any Encumbrance upon any of the Company’s properties, Equity Securities or other tangible or intangible assets;

(p)                (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by Applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, director, independent contractor or consultant;

(q)                hiring or promoting any person as or to (as the case may be) an officer, or hiring or promoting any employee below officer except to fill a vacancy or need in the ordinary course of business;

(r)                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, director, independent contractor or consultant, (ii) Company Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(s)                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Member, or current or former directors, officers, managers, and employees;

(t)                 any commencement or settlement of any Action;

(u)                entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)                except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

(w)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

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(x)                any material adverse change by the Company in any of its payment policies with its landlords, vendors, suppliers or other creditors or collection policies with respect to any customers;

(y)                acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)                action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(aa)              any Contract or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08            Material Contracts

(a)                Section 4.08 of the Disclosure Schedules sets forth an accurate and complete list of each of the following Contracts to which the Company is a party or by which its assets are bound (collectively, “Material Contracts”), other than any Contract which is terminable by the Company upon 60 days’ notice or less and involves an aggregate expenditure by the Company of $50,000 or less. If the Contract is oral, the Company will disclose a written description of the Contract including, but not limited to, the parties, the date entered into, the term length, any rights to terminate (including any termination fee), the products included, the pricing and key terms, the process for determining future prices, any rights or obligations relating to exclusivity or priority orders, any rights or obligations relating to minimum order sizes, the processing time, and whether the oral agreement will continue after the Closing Date (i.e., whether such arrangement is assignable with or without consent, approval or notice).

(i)                 Contract pursuant to which the Company or its Affiliates paid to any supplier, vendor or similar Person in excess of $50,000 during the 12-month period ended December 31, 2020;

(ii)               Contract pursuant to which a customer made payments to the Company or its Affiliates in excess of $50,000 during the 12-month period ended December 31, 2020;

(iii)             Contract containing any exclusivity, right of first refusal, non-solicitation provision, non-competition provision, non-circumvention provision, “most favored nation,” preferential pricing or similar provision;

(iv)              Contract limiting the freedom of the Company to engage in any line of business for which it is authorized to do under Applicable Law or to compete with any other Person;

(v)                management, consulting, agency or similar Contract or commitment;

(vi)              Contract between the Company, on the one hand, and any of Related Party, Affiliate, or any Affiliate thereof of the Company or any Member, on the other hand;

(vii)            Contract not entered into in the ordinary course of business;

(viii)          Contract pursuant to which the Company guarantees the performance, liabilities or obligations of any other Person;

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(ix)              lease, sublease or similar Contract with any Person pursuant to which the Company is a lessor, sublessor, lessee or sublessee of any portion of real property (including the Leased Property);

(x)                Contract pursuant to which the Company has incurred any Indebtedness in excess of $50,000;

(xi)              Contract for the sale of assets owned or leased by the Company with a book value of $10,000 individually or $50,000 in the aggregate (other than inventory sales in the ordinary course of business);

(xii)             Contract relating to any joint venture, partnership or similar arrangement;

(xiii)            since December 31, 2019, Contract for (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third-party, or (B) the purchase or sale of assets outside of the ordinary course of business for aggregate consideration payable by the Company of $50,000 or more;

(xiv)           Contract for the employment, hire or retention of any officer, employee, consultant, or independent contractor of the Company, other than offer letters or terminable at will employees who do not have written employment agreements; and

(xv)            Contract, not otherwise identified above, pursuant to which the Company is obligated as of the Effective Date to make payments in excess of $50,000 during the 12-month period following the Effective Date.

(b)                The Company has made available to Parent accurate and complete copies of each written Contract set forth on Section 4.08 of the Disclosure Schedules (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto (except in each case as the enforceability thereof may be limited by any Applicable Laws affecting creditors’ rights generally or by general principles of equity), and is in full force and effect. The Company has performed all material obligations required to be performed by it as of the Effective Date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. The Company has not received any written notice (or, to the Knowledge of the Company, otherwise) of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the terms of any Material Contract outside of the ordinary course of business. To the Knowledge of the Company, no Person is renegotiating, or has the express contractual right to renegotiate, any material amount paid or payable to the Company under any written Material Contract. . There is no claim pending or, to the Knowledge of the Company, threatened against the Company relating to any services performed by the Company, and, to the Knowledge of the Company, there is no basis for the assertion of any such claim. Subject to obtaining any necessary consents by the other party or parties to any Material Contract (as set forth on Section 4.04 of the Disclosure Schedules), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) cause a termination or lapse, or create in the other party thereto the right to terminate, any Material Contract, (ii) increase or accelerate the obligations of the Company under any Material Contract, (iii) give any additional rights to any other party to any Material Contract or (iv) trigger any provision under any Material Contract that would have any of the foregoing effects.

Section 4.09            Insurance Policies. Section 4.09 of the Disclosure Schedules sets forth an accurate and complete list of the insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, and the annual premium) maintained by or for the benefit of the Company. All such policies are in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

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Section 4.10            Taxes.

(a)                All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, accurate and complete in all respects and have been prepared in compliance with Applicable Law. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                The Company has complied (and until the Closing will comply) with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(c)                There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No claim has been made by any Tax authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)                No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)                The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date hereof does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                 Section 4.10(f) of the Disclosure Schedules sets forth:

(i)               the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)              those years for which examinations by Tax authorities have been completed; and

(iii)             those Taxable years for which examinations by Tax authorities are presently being conducted.

(g)                All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax authority have been fully paid.

(h)                The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company.

(i)                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

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(j)                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)                No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax authority with respect to the Company.

(l)                 The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Applicable Law), as transferee or successor, by contract or otherwise.

(m)               The Company will not be required to include any item of income in, or exclude any item or deduction from, Taxable income for any Taxable period or portion thereof ending after the Closing Date as a result of:

(i)                 any adjustment in Taxable income under Section 481 or 263A of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a Taxable period ending on or prior to the Closing Date;

(ii)               an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)              a prepaid amount received on or before the Closing Date;

(iv)              any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Applicable Law; or

(v)                any election under Section 108(i) of the Code.

(n)                The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)                The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)                The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(q)                The Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)                 The Company has, effective as of May 1, 2018, made a valid election to be treated as an association taxable as a corporation pursuant to the “check-the-box” regulations under Treasury Regulation Section 301.7701-3, and has not revoked or changed such election.

Section 4.11            Assets. The Company has good and marketable title to all of the tangible personal property associated with, related to, or used in the operation of the Business, free and clear of any and all Encumbrances (other than Permittable Encumbrances) or, to the extent any such tangible personal property is subject to a lease or license, the Company has a valid leasehold interest in such tangible personal property, free and clear of any and all Encumbrances (other than Permittable Encumbrances). Such tangible personal property represents all of the tangible personal property necessary to operate the Company in the manner currently conducted. Each item of such tangible personal property is (a) free of material defects and deficiencies and is in good condition and repair (ordinary wear and tear excepted); (b) adequate for the conduct of the Company in the manner in which the Company is currently being conducted; and (c) is suitable for immediate use in the ordinary course of business. Each such item of tangible personal property is in the possession of the Company.

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Section 4.12            Real Property.

(a)                Section 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list of all premises leased, subleased or licensed by the Company or for the operation of the Business (each, a “Leased Property”), and of all leases, subleases, licenses, amendments, lease guaranties, agreements and documents related thereto (collectively, the “Leases”). The Company has made available to Parent accurate and complete copies of each Lease set forth on Section 4.12(a) of the Disclosure Schedules. The Leases are valid, binding and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Laws affecting creditors’ rights generally or by general principles of equity), and are in full force and effect. The Company has not sublet any portion of the Leased Property or assigned any of its rights under the applicable Lease to any third party.

(b)                With respect to the Leased Property, except as set forth on Section 4.12 of the Disclosure Schedules:

(i)                 there are no pending or, to the Knowledge of the Company, threatened Actions affecting the Leased Property or in which the Company is or will be a party by reason of the Company’s leasing of the Leased Property (including Actions in condemnation, eminent domain, unlawful detainer, collections, alleged building code, health and safety or zoning violations, personal injuries or property damages alleged to have occurred at the Leased Property or by reason of the condition or use of the Leased Property), nor are there any Governmental Orders in effect against the Company with respect to the lease or operation of the Leased Property;

(ii)               there are no occupancy agreements, leases, subleases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, or any amendments thereto, granting to any Persons (other than the Company) the right of use or occupancy of all or any portion of the Leased Property;

(iii)             there are no outstanding options or rights of first refusal to purchase the Leased Property, or any portion thereof or interest therein, nor except for recorded title exceptions are there any agreements or other restrictions of any nature whatsoever preventing or limiting the Company’s right or ability to use the Leased Property or any portion thereof or interest therein;

(iv)              the Company’s current use of the Leased Property is in compliance with applicable building and zoning codes;

(v)                no violation of Applicable Law or of any restrictive covenant exists with respect to the Leased Property;

(vi)              there are no structural, mechanical or other material defects or deficiencies in the Leased Property, all of which are in good operating condition and repair (ordinary wear and tear excepted);

(vii)             all of the landlords’ and tenants’ material obligations under the Leases which accrued prior to the date of this Agreement have been performed and no claim, controversy, dispute, or disagreement exists between the Company and any owners or landlords of the Leased Property;

(viii)           except to the extent set forth in the applicable lease, the Company is not obligated to pay any amount to restore or repair any portion of the Leased Property, where during the term of the applicable lease or thereafter; and

(ix)              the Company is not obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions or any compensation of any nature whatsoever to any person, firm, corporation or entity with respect to the Leased Property (including due to the exercise of an extension option or any other rights by the Company under the Leases).

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(c)                Neither the Company nor any of its Representatives has received any written notice (or, to the Knowledge of the Company, otherwise) (a) from any insurance company, Governmental Authority or from any other parties of any condition, defects or inadequacies with respect to the Leased Property which, if not corrected, would result in termination of insurance coverage or increase the Company’s cost, (b) from any Governmental Authority or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other Applicable Laws affecting the Leased Property, including, without limitation, the Americans With Disabilities Act, (c) of any pending or threatened condemnation Actions with respect to the Premises, or (d) of any Action which could or would cause the change, redefinition or other modification of the zoning classification of the Leased Property.

Section 4.13            Books and Records. The books of account, minute books (if any), record books and other records of the Company, all of which have been made available to Parent, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

Section 4.14            Actions; Governmental Orders.

(a)                Neither the Company nor any Member is subject to any Action pending, or to the Knowledge of the Company, threatened, against the Company or the Members, as applicable, or any officer, director, manager, employee, contractor, consultant or other Representative of the Company, in such Person’s capacity as such.

(b)                There is no outstanding Governmental Order to which the Company or any Member is a party or subject (i) that affects the Company or any of its properties, assets or business or (ii) that prohibits or impairs the consummation of the transactions contemplated hereby.

Section 4.15            Intellectual Property.

(a)                Section 4.15(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that is not commercially available, off-the shelf software. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with accurate and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)                Section 4.15(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with accurate and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of, or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)                The Company or the Company Subsidiaries have the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, ownership of all right, title and interest in and to the Company Intellectual Property, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s or the Company Subsidiaries’ current business or operations, in each case, free and clear of Encumbrances.

(d)                The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of, any additional amounts with respect to, nor require the consent of, any other Person in respect of, the Company’s or the Company Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s or the Company Subsidiaries’ businesses or operations as currently conducted.

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(e)                The Company’s or the Company Subsidiaries’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)                 The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)                Except as set forth on Section 4.15(g) of the Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 4.16            Benefit Plans.

(a)                Section 4.16(a) of the Disclosure Schedules sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer or director of the Company or with respect to which the Company would reasonably be expected to have direct, indirect, joint and several or contingent liability (each, a “Company Benefit Plan”).

(b)                Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination or can rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of the Company, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c)                None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law.

(d)                No Company Benefit Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. Except for the Company Subsidiaries, there is no Person that (by reason of common control or otherwise) is treated together with the Company as a single employer within the meaning of Section 414 of the Code.

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(e)                The Company has made available to Parent, with respect to each Company Benefit Plan and as applicable: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plans; (iii) a copy of any summary plan description for the Company Benefit Plans; (iv) a copy of any Form 5500 for each of the Company Benefit Plan years; and (v) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by the Company from, any Governmental Authority with respect to such Company Benefit Plan.

(f)                 Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g)                Each contribution or other payment that is required by Applicable Law or by the terms of the applicable Company Benefit Plan to have been accrued or made to, under, or with respect to such Company Benefit Plan has been duly accrued or made on a timely basis.

(h)                To the Knowledge of the Company, no prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to a Company Benefit Plan that would reasonably be expected to subject the Company to any material liability.

(i)                 There are no Actions pending nor, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits).

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) accelerate the time of payment or vesting, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Company Benefits Plans except as may occur as the result of a termination of employment or (ii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of the Company.

Section 4.17            Employees and Labor Matters.

(a)                Section 4.17(a) of the Disclosure Schedules accurately sets forth, with respect to each current employee of the Company (including any employee who is on a leave of absence or on layoff status): (i) the title or classification of each employee; (ii) each employee’s annualized base compensation or hourly wage as of September 29, 2021, (iii) the number of hours of paid time off that each employee has accrued as of September 29, 2021; and (iv) whether the employee is on leave or layoff status and the estimated return to work date.

(b)                Section 4.17(b) of the Disclosure Schedules accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Company relating to such former employee’s employment with the Company, and Section 4.17(b) of the Disclosure Schedules accurately describes such benefits.

(c)                Except as set forth on Section 4.17(c) of the Disclosure Schedules, the employment of the employees of the Company is terminable by the applicable Company at-will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Applicable Law. The Members have made available to Parent accurate copies of all current employment agreements, employee manuals and handbooks, disclosure materials and policy statements relating to the employment of employees of the Company.

(d)                To the Knowledge of the Company, no employee of the Company: (i) intends to terminate his or her employment; (ii) has received an offer to join a business that may be competitive with the business of the Company; and (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement, non-solicitation agreement, work-made-for-hire IP assignment agreement, or other Contract (with any Person) that would reasonably be expected to have a material adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Business.

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(e)                The Company is not party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any employees of the Company; and no employees of the Company are represented by any labor union, labor organization or works council.

(f)                 There has never been any strike, lockout, slowdown, work stoppage, labor dispute or, to the Knowledge of the Company, union organizing activity, or any similar activity or dispute, by or for the benefit of any of the Company’s employees affecting the Company or any of its employees, and, to the Knowledge of the Company, no Person has threatened to commence any such strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(g)                The Company has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.

(h)                For the avoidance of doubt, references to “employee” or “employees” in this Section 4.17 shall not be interpreted to include independent contractors who provide services to the Company through a staffing agency retained by or on behalf of the Company.

(i)                 Section 4.17(i) of the Disclosure Schedules accurately sets forth each Person retained by the Company as a consultant or independent contractor since January 1, 2020. Each individual identified in Section 4.17(i) of the Disclosure Schedules has been properly classified as an independent contractor and no individual or Governmental Authority has threatened (in writing, or to the Knowledge of the Company, otherwise) any Action regarding misclassification of any independent contractor.

(j)                 The Company has materially complied with the requirements of all federal, state and local laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (“Immigration Laws”). The Company is not the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has the Company been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.

Section 4.18            Compliance with Applicable Laws.

(a)                (i) The Company is, and has at all times been, in compliance in all material respects with all Applicable Laws that are applicable to the Company (including all required filings and disclosures), the conduct of the Business or the ownership or use of any of the Company’s assets; (ii) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time, and without regard to any cure period) constitute or result directly or indirectly in a material violation by the Company, or a failure on the part of the Company to comply in all material respects with, any Applicable Law; and (iii) the Company has not received any notice (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law.

(b)                Neither the Company nor any Representative of the Company has engaged in any illegal or fraudulent conduct on behalf of, or for the benefit of, the Company. Neither the Company nor any of its Representatives on behalf of, or for the benefit of, the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political or business activity or established or maintained any unlawful or unrecorded funds in violation of Applicable Law. Neither the Company, nor any of its Representatives on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures in violation of Applicable Law.

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Section 4.19            Permits.

(a)                Section 4.19(a) of the Disclosure Schedules sets forth an accurate and complete list of each Permit held by the Company or any employee of the Company, and the Company has made available to Parent accurate and complete copies of all such Permits including all renewals and all amendments. The Permits identified in Section 4.19(a) of the Disclosure Schedules (i) are valid and in full force and effect and (ii) constitute all of the Permits necessary (A) to enable the Company to conduct the Business in the manner it is currently conducted and (B) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

(b)                The Company is in material compliance with the terms and requirements of the Permits identified or required to be identified on Section 4.19(a) of the Disclosure Schedules. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified on Section 4.19(a) of the Disclosure Schedules or (ii) result in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified on Section 4.19(a) of the Disclosure Schedules.

(c)                Except as provided on Section 4.19(c) of the Disclosure Schedules, since January 1, 2018, the Company has not received any notice (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Authority regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Except as provided in Section 4.19(c) of the Disclosure Schedules, no Governmental Authority has at any time challenged in writing the right of the Company to offer or sell any of its products or services.

(d)                All applications required to have been filed for the renewal of the Permits identified in Section 4.19(a) of the Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Authorities.

(e)                There are no pending audits, inspections or notices of intent to audit the Company except for audits or inspections that occur in the ordinary course of the business. Except as provided in Section 4.17(i) of the Disclosure Schedules, since January 1, 2018, the Company has not received any notice (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Authority regarding any investigation of compliance initiated by a Governmental Authority.

Section 4.20            Environmental Matters. The Company is in compliance in all material respects with all Environmental Laws. The Company has never received any written notice (or, to the Knowledge of the Company, otherwise) from a Governmental Authority alleging that the Company has failed to comply with or has any liability under any Environmental Law.

Section 4.21            Vendors and Suppliers. Section 4.21 of the Disclosure Schedules sets forth an accurate list of the vendors and/or suppliers of the Company to which the Company paid at least $200,000 in expenses or other expenditures (a) during the 12-month period ended on December 31, 2020 and (b) during the 7-month period ended on July 31, 2021. Since December 31, 2020, no such vendor or supplier has terminated or threatened in writing (or, to the Knowledge of the Company, otherwise) to terminate its relationship with the Company or materially reduced or adversely changed in a material respect the terms of or threatened in writing (or, to the Knowledge of the Company, otherwise) to terminate its relationship with the Company or materially reduce or adversely change in a material respect the terms pursuant to which it provides goods or services to the Company.

Section 4.22            Intentionally Omitted.

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Section 4.23            Related Party Agreements. Except as set forth on Section 4.23 of the Disclosure Schedules, no family member, shareholder, member, manager, partner, employee, officer or director of, or consultant to, the Company or any family member of any of the foregoing (each such Person, a “Related Party”): (a) is party to any agreements, transactions, arrangements or understandings with the Company (other than with respect to an officer or director of the Company pursuant to the Organizational Documents of the Company or with respect to an officer, director or employee of the Company pursuant to the Company Benefit Plans, in each case, as in effect as of the Effective Date), (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by the Company (other than as a holder of Equity Securities of the Company), or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of the Company, (c) is (other than with respect to an employee of the Company pursuant to Company Benefit Plans as in effect as of the Effective Date) owed any amounts by the Company, or (d) owes any amount to the Company.

Section 4.24            Data Privacy; PCI Compliance.

(a)                In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company and its Affiliates and vendors are and have been in compliance with all Applicable Law, all applicable industry standards (including PCI DSS if applicable), the Company’s privacy policies and the requirements of any Contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company and its Affiliates and vendors are and have been in compliance in all material respects with all Applicable Laws relating to data protection, data transfers, data loss or theft and any related notification obligations.

(b)                To the Knowledge of the Company, the Company’s practices, policies and procedures with regard to payment instrument information are in compliance in all material respects with the PCI Requirements, if applicable. “PCI Requirements” mean all rules, regulations, standards and guidelines adopted or required by (i) all payment card brands that are accepted as a form of payment by, or whose instrument information is otherwise handled by the Company, and (ii) the Payment Card Industry Security Standards Council, in either case relating to privacy, data security or the safeguarding, disclosure or handling of payment instrument information, including but not limited to (A) the Payment Card Industry Data Security Standards, (B) the Payment Card Industry’s Payment Application Data Security Standard, (C) the Payment Card Industry’s PIN Transaction Security requirements, (D) Visa’s Cardholder Information Security Program and Payment Application Best Practices, (E) American Express’s Data Security Operating Policy, (F) MasterCard’s Site Data Protection Program and POS Terminal Security program, and (G) the analogous security programs implemented by other card brands, in each case as they may be amended from time to time.

Section 4.25            Product Liability. The Company has not been subject to any Action, or received written notice (or, to the Knowledge of the Company, otherwise) of suspected violation or investigation from, by or before any Governmental Authority relating to any Inventory or product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold, distributed or placed in the stream of commerce by the Company (each a “Product” and collectively, the “Products”), or claim or lawsuit involving a Product which is pending or threatened in writing, by any Person. There has not been, nor is there under consideration by the Company, any Product recall or post sale warning conducted by or on behalf of the Company concerning any Product. At the time sold, distributed or placed in the stream of commerce by the Company, all Products complied in all material respects with the applicable specifications, government safety standards, including, but not limited to, all restricted ingredients pursuant to the Colorado Marijuana Enforcement Division rules and regulations, and other Applicable Law, and were substantially free from contamination, deficiencies or defects.

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Section 4.26            Absence of Unlawful Payments. Neither the Company nor any of the Company’s officers, managers, directors or other employees or other Person acting on their behalf have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, (c) paid, or offered, promised or authorized payment of, money or any other thing of value to any Governmental Authority or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that the Company might secure any advantage, obtain or retain business or direct business to any Person, or (d) accepted or received any contributions, payments, gifts or expenditures that was unlawful.

Section 4.27            Inventory. The Company has good and valid title, free and clear of any Encumbrances (other than Permittable Encumbrances) to all finished goods inventory, packaging and labels (collectively, “Inventory”) owned by the Company. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is not materially damaged or defective; and (c) is salable in the ordinary course of business. No Inventory is held on a consignment basis.

Section 4.28            Proceedings; Judgments. There is no Action pending or to, the Knowledge of the Company, threatened, against (a) the Company or (b) against any officer, manager, member, or employee of the Company in such Person’s capacity as an officer, manager, member, or employee. To the Knowledge of the Company, there has been no occurrence of any event or circumstance that would reasonably be expected to give rise to or serve as the basis for any Action. There is no outstanding Governmental Order (i) to which the Company is a party or subject to or that adversely affects the Company, its properties, assets or the Business or (ii) that prohibits or impairs the consummation of the transactions contemplated hereby. There is no Action currently pending that was initiated by the Company against any other Person or which the Company intends to initiate against any other Person.

Section 4.29            Banking. Section 4.29 of the Disclosure Schedules sets forth an accurate and complete list of the names and locations of all financial institutions at which a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement is maintained by or on behalf of the Company, and sets forth the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

Section 4.30            Brokers. Neither the Company nor any Member or any other Person acting on their behalf has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the consummation of the transactions contemplated hereby.

Section 4.31            Full Disclosure. No representation or warranty by the Company or the Members in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.32            No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), NEITHER THE COMPANY NOR ANY MEMBER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR TO ANY OTHER INFORMATION PROVIDED TO PARENT OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY PROJECTION OR FORECAST RELATING TO THE BUSINESS OF THE COMPANY).

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Article V
Representations and warranties of parent and merger sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article V are accurate and complete as of the Effective Date and will be accurate and complete as of the Closing (except to the extent that any such statement speaks as of a specific date, in which case, such statement shall continue to have been accurate and complete as of such date).

Section 5.01            Organization, Good Standing and Qualification of Parent and Merger Sub. Parent (a) is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (b) has all requisite power and authority to carry on its business, and (c) is duly qualified to transact business and is in good standing in the State of Colorado. Merger Sub (i) is a Colorado limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado; (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in the State of Colorado.

Section 5.02            Authorization. All action on the part of Parent and Merger Sub necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken by Parent and Merger Sub. Parent and Merger Sub have the requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 5.03            No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, in any material respect: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. Except for the filing of the Statement of Merger with the Secretary of State of Nevada, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04            No Prior Merger Sub Operations. Merger Sub was formed for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.05            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.06            Legal Actions. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that (a) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (b) involve an amount that could reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

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Section 5.07            SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Parent SEC Documents”). Accurate and complete copies of all the Parent SEC Documents are publicly available on EDGAR. To Parent’s knowledge, none of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.

Section 5.08            OTCQX Compliance. Parent is in compliance with all of the applicable listing and corporate governance rules of OTCQX, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09            Undisclosed Liabilities. The most recent balance sheet of Parent dated as of June 30, 2021, which has been provided to the Company prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet”. Neither Parent nor any of its Subsidiaries has any liabilities other than liabilities that: (i) are reflected or reserved against the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

Section 5.10            Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any material and adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

Section 5.11            Financial Capability. Parent has or it will have sufficient funds or resources to pay the aggregate Cash Consideration contemplated by this Agreement and to perform the other obligations of Parent contemplated by this Agreement.

Section 5.12 Compliance with Applicable Laws. Parent is in compliance in all material respects with all Applicable Laws that are applicable to Parent (including all required filings and disclosures), the conduct of its business or the ownership or use of any of its assets, (ii) to the knowledge of Parent, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time, and without regard to any cure period) constitute or result directly or indirectly in a material violation by Parent, or a failure on the part of Parent to comply in all material respects with, any Applicable Law, and (iii) Parent has not received any notice (in writing or, to the knowledge of Parent, otherwise) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law.

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Article VI
Covenants

Section 6.01            Conduct of the Company. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall conduct the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the Effective Date until the Closing Date, the Company shall use commercially reasonable efforts to:

(a)                preserve and maintain (including submission of any required renewals) all of its Permits;

(b)                pay its debts, Taxes and other obligations when due;

(c)                maintain the properties and assets owned, operated or used by it in the same condition as they were on the Effective Date, subject to ordinary wear and tear;

(d)                continue in full force and effect without modification all insurance policies, except as required by Applicable Law;

(e)                defend and protect its properties and assets from infringement or usurpation;

(f)                 perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)                maintain its books and records in accordance with past practice;

(h)                comply in all material respects with all Applicable Laws; and

(i)                 not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02            Preservation and Transition of Marijuana Product. The Company has in the past used, and shall continue through the Closing Date using, its commercially reasonable efforts to maintain and preserve all marijuana inventory and products associated with the Business in a good and marketable condition including being non-expired and free from mildew, fungus, rot, spoilage, impermissible pesticides and agricultural neglect. The Company shall maintain substantially similar levels of inventory of flower, trim, concentrate, edibles and other inventory of the Business at the Premises as the Company has maintained over the previous 12 months prior to Closing Date.

Section 6.03            Notice of Certain Events. From the Effective Date until the Closing, the Company shall promptly notify Parent in writing of:

(a)                any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Members hereunder not being accurate and complete in all material respects or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(b)                any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(c)                any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)                any Actions commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

Except as otherwise provided in Section 6.11, Parent’s receipt of information pursuant to this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Members in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.04            Access to Information.

(a)                From the Effective Date until the Closing, the Company shall (i) afford Parent and its Representatives full and free access, subject to Applicable Laws, to and the right to inspect all of the Premises, properties, assets, books and records, Contracts and leases and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request from time to time provided same is regularly prepared by the Company or can be prepared without undue effort or material expense; and (iii) cause the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business and at mutually agreeable times. Except as otherwise provided in Section 6.11, no investigation by Parent or its Representatives or other information received by Parent or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Members in this Agreement. Notwithstanding the foregoing, Parent and its Representatives will not be permitted to contact or communicate with Company’s vendors, customers or employees except with the prior written consent of Company, which will not be unreasonably withheld, conditioned or delayed.

(b)                Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Non-Disclosure and Non-Circumvention Agreement, dated February 1, 2021, between Parent and Mission Holdings US, Inc. (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.05            No Solicitation of Other Bids.

(a)                From and after the Effective Date, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any Contracts or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of Equity Securities of the Company; or (iii) the sale, lease, exchange or other disposition of any material portion of the Company’s properties or assets.

(b)                In addition to the other obligations under this Section 6.05, the Company shall promptly (and in any event within two days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c)                The Company agrees that the rights and remedies for noncompliance with this Section 6.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 6.06            Governmental Approvals and Consents

(a)                Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Applicable Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules and Section 5.03 of the Disclosure Schedules. Parent will prepare the licensing applications listed on Section 4.04 of the Disclosure Schedules to be submitted to the State of Colorado Marijuana Enforcement Division and the applicable local jurisdictions following the execution of this Agreement, and the Company shall (and shall cause its Representatives to) reasonably cooperate and assist as and if requested by Parent in connection with the preparation and filing of such applications. Parent shall pay the application and marijuana licensing fees associated with the change of ownership of the Permits.

Section 6.07            Closing Conditions. From the Effective Date until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the conditions to the Closing set forth in Article VIII hereof.

Section 6.08            Public Announcements. The Company agrees and acknowledges that Parent is a public company trading on the OTCQX stock exchange and as such, is required by Applicable Laws and the rules of their securities exchange to issue a press release and/or make an announcement of this Agreement and the transactions contemplated hereby. Prior to the Closing, Parent agrees to only disclose the minimum amount of information that it is required to be disclosed under Applicable Law and to not disclose or make public any other aspect of this Agreement or the transactions contemplated hereby. Unless otherwise required by Applicable Law (based upon the reasonable advice of counsel), the Company shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Parent.

Section 6.09            Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 6.10            Non-Competition and Non-Solicitation.

(a)                Each Member acknowledges and agrees that (i) such Person has received confidential and proprietary information regarding the Company, including trade secrets; (ii) Parent would suffer irreparable harm if Members were to divulge such confidential and proprietary information to those in competition with Parent or the Business, or to use such knowledge, information and business acumen in competition with Parent or the Business; (iii) the goodwill of the Company acquired through the Merger would be substantially diminished if, at any time during the Restricted Period, the Members were to compete with Parent or the Business; (iv) each Member has determined that it is in his, her or its best interests and to his, her or its financial benefit to execute this Agreement and agree to enter into the restrictions set forth in this Section 6.10, given the significant and direct or indirect financial benefit that will be realized by the Members as a result of the consummation of the transactions contemplated hereby; and (v) Parent is relying on the covenants and obligations of the Members set forth in this Section 6.10 in connection with, and as a condition to Parent’s execution and delivery of, this Agreement and the consummation of the transactions contemplated hereby.

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(b)                For a period of three years after the Closing Date (the “Restricted Period”):

(i)                 None of the Members shall, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be retained by, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the Business in the State of Colorado (the “Restricted Area”) (other than on behalf of Parent), unless the role of such Member in such Person would not be related to such Person’s Colorado business activities. Notwithstanding the foregoing, without being in violation of this (i), the Members may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or over the counter market if such Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (B) own the Equity Securities of Parent; or (C) serve in the capacity as an employee of or independent contractor to Parent or any of its Affiliates.

(ii)               None of the Members shall, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee, agent, or independent contractor of Parent to terminate such relationship with Parent; (B) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Parent or any of its Affiliates (or any successor to the Business); provided, however, that this Section 6.10(b)(ii) will not prohibit any such Member from (1) conducting general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Parent or its Affiliates (or any successor to the Business), (2) participating in job fairs, career fairs or similar recruiting events, or (C) cause, induce or attempt to cause or induce any creditor, licensee, customer, prospective customer or other Person engaged in a business relationship with Parent or any of its Affiliates to (1) cease doing business, reduce the amount of business or adversely change the terms of business with Parent or any of its Affiliates or (2) deal with any competitor of Parent or any of its Affiliates.

(iii)             After the Closing Date, none of the Members shall make, and shall assure that none of his, her or its Affiliates or representatives make, any disparaging statements, either orally or in writing, about Parent or any of the names, businesses (including the Business), shareholders, directors, officers, employees, or agents of Parent.

(c)                Solely with respect to James Bent, the “Restricted Period” shall be a period of two years after the Closing Date and the “Restricted Area” shall be (i) within three miles of the Emerald Fields store located at 27 Manitou Ave., Manitou Springs, CO and (ii) within two miles of the Emerald Fields store located at 4182 E. Virginia Ave., Glendale, CO.

(d)                If a final Governmental Order determines that any provision of this Section 6.10 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. This Section 6.10 will be enforceable as so modified after the expiration of the time within which the Governmental Order may be appealed. The Parties acknowledge and agree that this Section 6.10 is reasonable and necessary to protect and preserve legitimate business interests and to prevent an unfair advantage from being conferred upon any Party.

(e)                If any Member violates the covenants set forth in this Section 6.10, then notwithstanding any provision herein to the contrary, the Restricted Period shall be extended with respect to each such Member, as applicable, for a period of time equal to the period that such violation shall exist and be continuing.

(f)                 Each Member acknowledge and agree that any breach of this Section 6.10 will result in serious and irreparable injury. Therefore, each Member acknowledges and agrees that, in the event of a breach, Parent shall be entitled, in addition to any other remedy at law or in equity to which it may be entitled, to equitable relief against each such Member, including a temporary restraining order and preliminary and permanent injunctions to restrain such Persons from such breach and to compel compliance with the obligations hereunder, and each Member waives the posting of a bond or undertaking as a condition to such relief.

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(g)                The Parties acknowledge that the duration and geographic scope of the foregoing restrictions on competition are fair and reasonable, given the nature and geographic scope of this Agreement.

Section 6.11            Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied; provided, however, that if Parent has the right to, but does not elect to, terminate this Agreement within 20 Business Days of its receipt of such Schedule Supplement, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and further, shall have irrevocably waived its right to indemnification under Section 9.02 with respect to such matter. Any Schedule Supplement shall be delivered by the Company in accordance with Section 11.03.

Section 6.12 Knowledge of Breach. Parent agrees, in good faith, to promptly advise Company, in writing, upon obtaining actual knowledge of (a) the occurrence of any event which renders any of Parent’s, Company’s or any Member’s representations and warranties set forth herein inaccurate in any material respect or becoming aware that any representation or warranty set forth herein was not accurate in all material respects when made; and (b) the failure of Parent, Company, or any Member to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

Article VII
Tax matters

Section 7.01            Tax Covenants.

(a)                Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Members shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Company in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any such action of the Company, any of its Representatives or the Members. The Members shall, severally and not jointly (in accordance with their Pro Rata Percentages), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b)                All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Members when due. The Members shall timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party(ies) shall cooperate with respect thereto as necessary).

Section 7.02            Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03            Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital Amount, the Members shall, severally and not jointly (in accordance with their Pro Rata Percentages), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.10; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; and (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Applicable Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Members shall, severally and not jointly (in accordance with their Pro Rata Percentages), reimburse Parent for any Taxes of the Company that are the responsibility of the Members pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Parent or the Company.

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Section 7.04            Tax Returns

(a)                The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law).

(b)                Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to the Members (together with schedules, statements and, to the extent requested by the Members, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Members object to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Members shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Members are unable to reach such agreement within 10 days after receipt by Parent of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Members. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital Amount.

Section 7.05            Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)                in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.06            Contests. Parent agrees to promptly give written notice to the Member Representatives of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder, except to the extent that the Company forfeits rights or defenses or is otherwise materially prejudiced thereby. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Member Representatives (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Member Representatives shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Members.

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Section 7.07            Cooperation and Exchange of Information. The Members, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other Action in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Members, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other Parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Members, the Company or Parent (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

Section 7.08            Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Applicable Law.

Section 7.09            Payments to Parent. Any amounts payable to Parent pursuant to this Article VII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Parent in the Indemnification Escrow Fund, from the Members, severally and not jointly (in accordance with their Pro Rata Percentages).

Section 7.10            Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.10 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.11            Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Section 7.12            Amendment of Tax Returns. Except as otherwise required by Applicable Law, Parent will not, after the Closing, file amended Tax Returns for the Company for any periods that end on or prior to the Closing Date in any jurisdiction, without the prior written consent of the Member Representatives (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.13            Tax Refunds. All refunds or credits of Taxes of any of the Company or Company’s Subsidiaries for Pre-Closing Tax Periods (whether in the form of a direct payment or as an offset to Taxes otherwise payable) shall be the property of the Members.  To the extent that Parent, Merger Sub, the Company or Company’s Subsidiaries receive a refund or credit that is property of the Members (whether as a direct payment or an offset to other Taxes payable), Parent or Merger Sub shall promptly pay, or cause the Company or Company’s Subsidiaries promptly to pay, the amount of such refund (plus related interest paid by any taxing authority) or credit actually realized to the Member Representatives; provided, however, that that the Members’ entitlement to such amounts shall be net of any Taxes actually incurred by Parent or any of its Affiliates to obtain such refund or credit and any reasonable out-of-pocket expenses that Parent or any of its Affiliates actually incur (or has incurred or will incur) to obtain such refund or credit.

Article VIII
Conditions to closing

Section 8.01            Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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Section 8.02            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                The representations and warranties of the Company and the Members contained herein shall be accurate and complete in all material respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                The Company and the Members shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by the Company and the Members, as applicable, prior to or on the Closing Date.

(c)                No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent or delay the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)                All approvals, consents, authorizations, orders and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received in form and substance reasonably satisfactory to Parent, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing, and no such consent, authorization, order, waiver or approval shall have been amended, modified or otherwise revoked or withdrawn.

(e)                From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect; provided, however, if the Manitou Code Amendment is passed in the Special Election, such occurrence shall not be deemed a Material Adverse Effect that would entitle Parent and Merger Sub to terminate this Agreement pursuant to Section 10.01(b) or to receive any adjustment to the Merger Consideration other than the receipt of the Special Election Escrow Fund pursuant to Section 2.11(a).

(f)                 The Company shall have delivered each of the Closing deliverables set forth in Section 3.02(a).

Section 8.03            Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                The representations and warranties of Parent and Merger Sub contained herein shall be accurate and complete in all material respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)                No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)                All approvals, consents, authorizations, orders and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing, and no such consent, authorization, order, waiver or approval shall have been amended, modified or otherwise revoked or withdrawn.

(e)                Parent shall have delivered each of the Closing deliverables set forth in Section 3.02(b).

(f)                 From the Effective Date, there shall not have occurred any material and adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

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Article IX
Indemnification

Section 9.01            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.10 (Taxes) which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 4.01 (Organization, Good Standing and Qualification of the Company), Section 4.02 (Capitalization), Section 4.03 (Authorization), Section 4.04 (Non-Contravention; Consents), Section 4.19 (Permits), Section 4.25 (Product Liability), Section 4.26 (Absence of Unlawful Payments), Section 4.28 (Brokers), Section 5.01 (Organization, Good Standing and Qualification of Parent and Merger Sub), Section 5.02 (Authorization), Section 5.03 (No Conflicts; Consents) and Section 5.05 (Brokers), shall survive indefinitely (collectively, the “Fundamental Representations”), (b) Section 4.20 (Environmental Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and (c) Section 4.16 (Benefit Plans) and Section 4.17 (Employees and Labor Matters) shall survive for a period of 24 months after the Closing Date. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02            Indemnification By the Members. Subject to the other terms and conditions of this Article IX, James Gulbrandsen and Donald Douglas Burkhalter shall jointly and severally, and the other Members, shall severally and not jointly (in accordance with their Pro Rata Percentages), indemnify and defend each of Parent and its Affiliates (including Merger Sub and its Affiliates) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Company and the Members contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company and/or the Members pursuant to this Agreement;

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Members pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(c)                any claim made by any Member relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Estimated Closing Statement;

(d)                any Indebtedness of the Company that has not been paid off, fully discharged and satisfied on or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration; and

(e)                any Transaction Expenses (other than Reimbursable Expenses) that have not been paid off, fully discharged and satisfied on or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration.

Section 9.03            Indemnification By Parent and Merger Sub. Subject to the other terms and conditions of this Article IX, Parent and Merger Sub, jointly and severally, shall indemnify and defend each of the Members and their Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)                any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 9.04            Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)                The Members shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $290,000 (the “Basket”), at which point the Members shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which the Members shall be liable pursuant to Section 9.02(a) shall not exceed 8% of the Merger Consideration (the “Cap”).

(b)                Parent and Merger Sub shall not be liable to the Member Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Parent and Merger Sub shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent and Merger Sub shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c)                Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation, or (ii) any claim for or based on any intentional or willful misrepresentations or fraud or willful misconduct on the part of the Company, the Members, Parent, Merger Sub, and their respective Affiliates and Representatives.

(d)                For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty and will not have any effect with respect to the calculation of the amount of any Losses attributable to such inaccuracy in or breach of any representation or warranty set forth in this Agreement.

(e)                Notwithstanding anything contained in this Agreement to the contrary, if the Members (or any one of them) become liable to indemnify Parent for any Losses that result from a Member’s breach of such Member’s representations in Section 4.02(a) or 4.03, or from the intentional or willful misrepresentations or fraud or willful misconduct of a Member, then only such Member shall have liability to Parent for such Losses.

Section 9.05            Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (a) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Members, and (b) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Members and any other Member Indemnitee.

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(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or otherwise materially prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (i) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (ii) if the Indemnified Parties reasonably determine that there is a material conflict of interest between such Indemnified Parties and the Indemnifying Party, or (iii) that seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines independent counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Member Representatives and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or otherwise materially prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 15 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 15-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Action in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.10 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06            Payments; Indemnification Escrow Fund.

(a)                Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)                Any Losses payable to a Parent Indemnitee pursuant to Article IX shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, and subject to Section 9.04(e), from James Gulbrandsen and Donald Douglas Burkhalter jointly and severally, and from the other Members, severally and not jointly (in accordance with their Pro Rata Percentages).

(c)                Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall (i) on the one-year anniversary of the Closing Date, pay 50% of any amounts remaining in the Indemnification Escrow Fund, minus the amount of any pending indemnification claim made by the Parent Indemnitees, to the Members as set forth in the Escrow Agreement, with such amount being paid from cash first and (ii) on the eighteen-month anniversary of the Closing Date, pay any amounts remaining in the Indemnification Escrow Fund, minus the amount of any pending indemnification claim made by the Parent Indemnitees, to the Members as set forth in the Escrow Agreement.

Section 9.07            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

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Section 9.08            Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived or otherwise modified by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be.

Section 9.09            Exclusive Remedies. Subject to Section 11.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct. For avoidance of doubt, if the Manitou Code Amendment passes in the Special Election and a new medical marijuana center and retail marijuana store located in Manitou Opens to the Public by the Outside Date, the Parties acknowledge and agree that Parent’s sole and exclusive remedy and the Members’ sole and exclusive liability on account of the occurrence of such events shall be the disbursal to Parent of the Special Election Escrow Fund as provided under Section 2.11(a).

Article X
Termination

Section 10.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of the Company and Parent;

(b)                by Parent by written notice to the Company if:

(i)                 neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty (including in connection with or as a result of a Schedule Supplement pursuant to Section 6.11, covenant or agreement made by the Company or the Members pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company within 10 days of the Company’s receipt of written notice of such breach from Parent;

(ii)               any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 14, 2022, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                by the Company by written notice to Parent if:

(i)                 the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within 10 days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company;

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(ii)               any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 14, 2022, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)             Parent has failed to secure sufficient financing to allow Parent to pay the aggregate Cash Consideration contemplated by this Agreement (a “Financing Failure”) within 30 days of the date on which all other conditions set forth in Section 8.01 and Section 8.03 have been fulfilled; or

(d)                by either Parent or the Company if there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a)                as set forth in this Article X, Section 6.04(b) and Article XI hereof; and

(b)                that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.

Section 10.03        Break Up Fee. Parent shall pay the Company a cash termination fee in an amount equal to $500,000 (the “Break Up Fee”) if the Company terminates this Agreement pursuant to Section 10.01(c)(iii). The Parties intend that the Break Up Fee shall be liquidated damages for a Financing Failure that constitute compensation, and not a penalty. Parent and the Company acknowledge and agree that the Company’s harm caused by a Financing Failure would be very difficult or impossible to accurately estimate, and that the Break Up Free is a reasonable estimate of the anticipated or actual harm that might arise from a Financing Failure. Parent’s payment of the Break Up Fee shall be Parent’s sole liability and entire obligation and the Company’s exclusive remedy for a Financing Failure.

Article XI

Miscellaneous

Section 11.01        Subject to Approval of the Colorado Marijuana Enforcement Division. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE TRANSFER OF THE LICENSES TO PARENT AS PROVIDED HEREUNDER IS CONTINGENT UPON AND SUBJECT TO THE PRIOR APPROVAL OF THE COLORADO MARIJUANA ENFORCEMENT DIVISION AND APPLICABLE LOCAL JURISDICTIONS.

Section 11.02        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that, in the event the Closing occurs, Parent will reimburse the Company, the Members and their Affiliates and Representatives for the Transaction Expenses they actually incur for legal, accounting, investment banking, and advisory services in connection with this Agreement, the Ancillary Documents, and the transactions contemplated hereby, in an aggregate amount among all such Persons not to exceed $700,000 (collectively, “Reimbursable Expenses”).

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Section 11.03        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company: and

MCG, LLC

Address: 720 East Madison Avenue

St. Louis, MO 63122

E-mail: dburkhalter@missionholdings.us

Attention: Donald Douglas Burkhalter,

Manager

MCG, LLC

Address: 19230 Lochmere Court

Monument, CO 80132

Email: gulbrandsenjames@yahoo.com

Attn: James Gulbrandsen, Manager

with a copy (which shall not constitute notice) to:	Berger, Cohen & Brandt, L.C. Address: 8000 Maryland Avenue, Suite 1500 Clayton, MO 63105 E-mail: dspewak@bcblawlc.com Attention: David S. Spewak
If to Parent or Merger Sub:	Medicine Man Technologies, Inc. Address: 4880 Havana Street, Suite 201 Denver, CO 80239 E-mail: dan@schwazze.com Attention: Dan Pabon
with a copy (which shall not constitute notice) to:	Brownstein Hyatt Farber Schreck, LLP Address: 410 Seventeenth Street, Suite 2200 Denver, CO 80202 E-mail: aagron@bhfs.com Attention: Adam Agron

Section 11.04        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. When this Agreement states that the Company or any Member has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or information to Parent or its Representatives, it shall mean such document or information was made available by the Company, a Member or their respective Representatives via the posting of such items or information to the electronic data room established by the Company in connection with the transactions contemplated hereby at least three Business Days prior to the date hereof.

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Section 11.05        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07        Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, Parent shall have the right, without the consent of any of the other Parties, to assign all or a portion of its rights (including its indemnification rights under Article IX), interests and obligations hereunder to (a) one or more direct or indirect Subsidiaries or Persons that are deemed to own (as such concept is defined in the definition of Affiliate) Parent, or (b) any lenders or other financing sources; provided, further, that nothing with respect to such assignment under clauses (a) or (b) shall be deemed or construed to release Parent from any its liabilities, obligations or commitments under this Agreement or any of the other Ancillary Documents.

Section 11.09        No Third-Party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub, the Member Representatives and the Company at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Members or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Member Representatives (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Members or the Company), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction). Notwithstanding the foregoing, any Action that solely relates to the Colorado marijuana Applicable Laws shall be governed and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule.

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(b)                ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY ACTION. . THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.11(c).

Section 11.12        Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13        Member Representatives.

(a)                The Members hereby appoint Donald Douglas Burkhalter and James Gulbrandsen to serve as the co-representatives of all Members as provided herein (each a “Member Representative”, and together, the “Member Representatives”). By signing this Agreement in their respective capacity as a Member Representative, Donald Douglas Burkhalter and James Gulbrandsen hereby each accept the appointment as a Member Representative for purposes of this Agreement and the Escrow Agreement. Each Member, by the execution of this Agreement, hereby irrevocably appoints the Member Representatives as the representative, proxy, agent and attorney-in-fact, with full power of substitution for such Member, for the limited purposes of carrying out the express duties of the Member Representatives under this Agreement and the Escrow Agreement. Within the scope of that limited purpose, each Member grants the Member Representatives the full and exclusive power and authority to represent and bind such Member with respect to all matters relating to, arising under or pursuant to the express duties of the Member Representatives under this Agreement and the Escrow Agreement. From and after the Closing, the Member Representatives shall be the final, single point representative for and on behalf of each Member and Parent will be obliged to deal only with the Member Representatives. A decision, act, consent or instruction of the Member Representatives as to any of the foregoing matters shall constitute a decision of all Members and shall be final, binding and conclusive on each Member. Parent and Merger Sub may rely, without independent investigation upon such decision, act, consent or instruction of the Member Representatives, as being the decision, act, consent or instruction of every Member. EACH MEMBER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE MEMBER REPRESENTATIVES AND PARENT, AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY MEMBER. Upon the death, incapacity or resignation of Donald Douglas Burkhalter or James Gulbrandsen as a Member Representative, Members shall, within ten Business Days, provide Parent with prompt written notice of the identity and contact information of a successor Member Representative and a copy of a written acknowledgement of his, her or its appointment executed by such successor Member Representative. The Member Representatives may only act in their capacity as Member Representatives if both Member Representatives consent to the action to be taken. If the Member Representatives cannot come to an agreement on an action to be taken in their capacity as Member Representatives, the Member Representatives shall take the action that a majority of Members deems appropriate.

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(b)                The Member Representatives shall not be liable to any Member for any act done or omitted hereunder as the Member Representatives without gross negligence or willful misconduct or fraud. To the fullest extent permitted by Applicable Law, the Members shall severally indemnify the Member Representatives and hold them each harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or fraud on the part of the Member Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder and under the Escrow Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Member Representatives in connection with their duties hereunder.

(c)                The Member Representatives shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Member Representatives may engage attorneys, accountants, advisors, consultants and obtain such other professional and expert assistance, and maintain such records, as the Member Representatives may deem necessary or desirable and incur other out-of-pocket expenses related to performing their services hereunder. The Member Representatives may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Member Representatives based on such reliance shall be deemed conclusively to have been taken in good faith.

(d)                All of the immunities and powers granted to the Member Representatives under this Agreement shall survive the Closing.

(e)                Upon the Closing, Parent shall wire to the Member Representatives (i) the Member Representative Expense Amount out of the Cash Consideration in accordance with Section 3.02(b)(iii)(F), which shall be held by the Member Representatives in a segregated client account (the “Member Representative Expense Account”) and shall be used for the purposes of paying directly or reimbursing the Member Representatives for any third party expenses pursuant to this Agreement, and (ii) the Special Member’s Amount out of the Cash Consideration in accordance with Section 3.02(b)(iii)(I), which shall be held by the Member Representatives in a segregated client account (the “Special Members’ Account”) pursuant to a separate agreement among all of the Members (the “Special Members’ Agreement”). The Members acknowledge that the Member Representatives are not providing any investment supervision, recommendations or advice. The Member Representatives shall have no responsibility or liability for any loss of principal of the Member Representative Expense Account and the Special Members’ Account other than as a result of their gross negligence or actual fraud. As soon as practicable following the release in full of the Indemnification Escrow Fund and the Special Election Escrow Fund pursuant to terms and conditions of the Escrow Agreement, the Member Representatives shall disburse the balance, if any, of the Member Representative Expense Account to Members in accordance with their respective Pro Rata Percentage. The Special Members’ Account will be disbursed in accordance with the Special Members’ Agreement. For Tax purposes, the Member Representative Expense Amount and the Special Members’ Amount will be treated as having been received and voluntarily set aside by the Members at the time of the Closing.

Section 11.14        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.15 Disclosure Schedules. The Disclosure Schedules to be delivered with this Agreement shall be and hereby are incorporated in their entirety by reference and made a part hereof. The Parties agree that any reference in a particular Section of the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Seller and the Members that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Seller and the Members that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties (or covenants). The Parties acknowledge and agree that (i) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Parent and (ii) the disclosure by the Seller and the Members of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by the Seller and the Members that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. Capitalized terms in the Disclosure Schedules shall have the same meaning given to them in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

MCG, LLC By: Name: Donald Douglas Burkhalter Title: Manager By: Name: James Gulbrandsen Title: Manager

[Signature Page to Agreement and Plan of Merger]

Medicine Man Technologies, Inc. By: Name: Title: EMERALD FIELDS MERGER SUB, LLC By: Name: Title:

[Signature Page to Agreement and Plan of Merger]

MEMBER REPRESENTATIVES

By:

Name: Donald Douglas Burkhalter

By:

Name: James Gulbrandsen

MEMBERS

By:

Name: James Gulbrandsen

By:

Name: Michael Thompson

By:

Name: Donald Douglas Burkhalter

By:

Name: Frank Palmieri

By:

Name: Jan Talamo

By:

Name: James Bent

[Signature Page to Agreement and Plan of Merger]

Schedule 1.01(a)

Licenses; Premises

Reserve1, Manitou, LLC –	State of Colorado Marijuana Enforcement Division - Retail
State of Colorado Marijuana Enforcement Division – Medical
City of Manitou Springs Marijuana License

Reserve1, LLC -	State of Colorado Marijuana Enforcement Division - Retail
City of Glendale Retail Marijuana License

Schedule 1.01(b)

Allocation Schedule

Members Name and Mailing Address	Equity Securities of the Company	Pro Rata Percentage	Percentage of Closing Merger Consideration Cash %/Stock %/Total %	Closing Merger Consideration Cash/Stock/Total
James Gulbrandsen	Membership Interest	41.00%	41.00% / 41.00% / 41.00%	$7,134,000 / $4,756,000 / $11,890,000
Mike Thompson	Membership Interest	6.00%	6.00% / 6.00% / 6.00%	$1,044,000 / $696,000 / $1,740,000
Donald Douglas Burkhalter	Membership Interest	34.00%	34.00% / 34.00% / 34.00%	$5,916,000 / $3,944,000 / $9,860,000
Frank Palmieri	Membership Interest	9.00%	9.00% / 9.00% / 9.00%	$1,566,000 / $1,044,000 / $2,610,000
Jan Talamo	Membership Interest	9.00%	9.00% / 9.00% / 9.00%	$1,566,000 / $1,044,000 / $2,610,000
James Bent	Membership Interest	1.00%	1.00% / 1.00% / 1.00%	$174,000 / $116,000 / $290,000
Total		100.00%	100.00%	$17,400,000 / $11,600,000 / $29,000,000

James Gulbrandsen 19230 Lochmere Ct., Monument, CO 80132

Michael Thompson 465 Roxbury Circle, Colorado Springs, CO 80906

Donald Douglas Burkhalter 720 E. Madison Ave., Saint Louis, MO 63122

Frank Palmieri 574 Warwick Road, Haddonfield, NJ 08033

Jan Talamo 22 Taranto Lane, West Berlin, NJ 08091

Jim Bent 2532 N. Nevada Ave., Colorado Springs, CO 80907

Schedule 2.05(b)

Working Capital